Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

AKORN, INC.,

AVR BUSINESS TRUST,

ADVANCED VISION RESEARCH, INC.,

ADVANCED VISION PHARMACEUTICALS, LLC,

THE SHAREHOLDERS OF AVR BUSINESS TRUST

Dated as of May 3, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1.	Certain Defined Terms.	1
1.2.	Additional Defined Terms.	9

ARTICLE II SALE AND PURCHASE OF TRUST SHARES, RELATED TRANSACTIONS		10

2.1.	Sale and Purchase of Trust Shares	10
2.2.	Purchase Price.	10
2.3.	Closing.	11

ARTICLE III WORKING CAPITAL ADJUSTMENT		11

3.1.	Working Capital Adjustment.	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES		13

4.1.	Organization, Good Standing, Qualification and Power.	13
4.2.	Subsidiaries.	14
4.3.	Organizational Documents	14
4.4.	Capitalization.	14
4.5.	Authorization; Binding Obligation	15
4.6.	Consents and Approvals	16
4.7.	No Violation	16
4.8.	Required Vote	17
4.9.	Financial Statements; No Undisclosed Liabilities	17
4.10.	Absence of Certain Events	17
4.11.	Legal Proceedings	19
4.12.	Compliance with Laws	19
4.13.	Title to Properties	19
4.14.	Employee and Benefit Matters	20
4.15.	Contracts and Customers	21
4.16.	Intellectual Property	24
4.17.	Tax Liabilities	25
4.18.	Insurance	27
4.19.	Brokers	27
4.20.	Environmental Matters	27
4.21.	Product and Service Warranties	28
4.22.	FDA and Regulatory Matters.	28
4.23.	Accounts Receivable	29
4.24.	Inventories	29
4.25.	Unlawful Benefits	29
4.26.	Title to Trust Shares	29

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		30

5.1.	Organization, Good Standing and Qualification	30
5.2.	Authorization; Binding Agreement	30
5.3.	Consents and Approvals	30
5.4.	No Violation	31
5.5.	Financial Capability	31
5.6.	Management Arrangements	31
5.7.	Solvency	31
5.8.	Legal Proceedings	31
5.9.	Acknowledgements by Purchaser	31

ARTICLE VI COVENANTS		32

6.1.	[RESERVED]	32
6.2.	[RESERVED].	32
6.3.	Cooperation; Other Approvals, Filings and Consents; Further Assurances	32
6.4.	[RESERVED]	33
6.5.	[RESERVED]	33
6.6.	Public Announcements	33
6.7.	Directors’ and Officers’ Insurance	33
6.8.	Books and Records	33
6.9.	Employee Benefits	34
6.10.	Tax Matters.	35
6.11.	[RESERVED]	39
6.12.	Covenant Not To Compete	39
6.13.	Release	41

ARTICLE VII CONDITIONS PRECEDENT TO THE CLOSING		41

7.1.	Conditions to Obligation of Each Party to Effect the Transactions Contemplated Herein	41
7.2.	Additional Conditions to Obligations of Purchaser	42
7.3.	Additional Conditions to Obligations of the Shareholders	43

ARTICLE VIII EXPENSES		43

8.1.	Expenses	43

ARTICLE IX INDEMNITY		44

9.1.	Survival	44
9.2.	Shareholder Indemnity	44
9.3.	Limited Claims	45
9.4.	Other Claims	45
9.5.	Purchaser	45
9.6.	Defense of Claims	45

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9.7.	No Company Contribution	46
9.8.	Limitations on Indemnification	46
9.9.	Purchase Price Adjustments.	47
9.10.	Retention of Purchase Price	47

ARTICLE X MISCELLANEOUS		47

10.1.	Entire Agreement	47
10.2.	Amendment and Waiver	47
10.3.	Assignment	48
10.4.	Waivers	48
10.5.	Governing Law; Venue; Waiver of Jury Trial	48
10.6.	Performance	48
10.7.	Sellers’ Representative	48
10.8.	No Third-Party Beneficiary	50
10.9.	[RESERVED]	50
10.10.	Interpretation	50
10.11.	Severability	50
10.12.	Notices	50
10.13.	Representation by Counsel	51
10.14.	Construction	51
10.15.	Headings	51
10.16.	Capacity	51
10.17.	Counterparts.	52
10.18.	Attorney-Client Privilege.	52

Exhibits

Exhibit A                      Calculation of Working Capital

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of May 3, 2011, is made by and among AKORN, INC., a Louisiana corporation (“Purchaser”), AVR BUSINESS TRUST, a Massachusetts business trust (the “Trust”), ADVANCED VISION RESEARCH, INC., a Massachusetts corporation (the “Company”), ADVANCED VISION PHARMACEUTICALS, LLC, a Delaware limited liability company (“AVP”), Elisabeth N. Gilbard, as trustee of THE ELISABETH N. GILBARD 2010 GRANTOR RETAINED ANNUITY TRUST, Elisabeth N. Gilbard, Jeffrey P. Hart and Steven Rodman, as trustees of THE JEFFREY P. GILBARD 2002 FAMILY TRUST – RESIDUE TRUST, Elisabeth N. Gilbard, Jeffrey P. Hart and Steven Rodman, as trustees of THE JEFFREY P. GILBARD 2002 FAMILY TRUST – MASS QTIP TRUST, Elisabeth N. Gilbard, Jeffrey P. Hart and Steven Rodman, as trustees of THE JEFFREY P. GILBARD 2002 FAMILY TRUST – MASS QTIP TRUST NON-EXEMPT, Elisabeth N. Gilbard, Jeffrey P. Hart and Steven Rodman, as trustees of THE JEFFREY P. GILBARD 2002 FAMILY TRUST – FEDERAL MARITAL TRUST, Elisabeth N. Gilbard, Jeffrey P. Hart and Steven Rodman, as trustees of THE JEFFREY P. GILBARD 1998 IRREVOCABLE TRUST (each, a “Shareholder” and collectively, the “Shareholders”).  Each of Purchaser, the Trust, the Company, AVP and the Shareholders shall be referred to herein as a “Party” and collectively, the “Parties”).

WHEREAS, the Trust owns all of the issued and outstanding shares of stock (the “Shares”) of the Company; and

WHEREAS, the Shareholders collectively own all of the issued and outstanding shares of the Trust (the “Trust Shares”);

WHEREAS, the Shareholders desire to sell and convey the Trust Shares to the Purchaser, and the Purchaser desires to purchase the Trust Shares from the Shareholders, upon the terms and conditions set forth in this Agreement;

WHEREAS, the trustees of the Trust have approved and declared it to be advisable and in the best interests of the Shareholders of the Trust for all of the Trust Shares to be sold to Purchaser upon the terms and subject to the conditions set forth herein and the trustees have recommended to the Shareholders such sale of the Trust Shares; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.           Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Action” means any suit, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other administrative proceeding, whether at law or in equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or otherwise.

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification.

“AVR Entity” means each of the Trust, the Company and AVP and “AVR Entities” means two or more of the foregoing.

“Business” means the business carried on by the Company consisting of research, development, manufacture and sale of eye care products.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the Commonwealth of Massachusetts.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in U.S. dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company as of immediately prior to the Closing;

“Certificate of Incorporation” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the general corporation law of the jurisdiction of its incorporation, including the articles or certificate of incorporation or organization, and all amendments thereto, as the same may have been restated, and all amendments thereto (including any articles or certificates of merger or consolidation, certificate of correction or certificates of designation or similar instruments which effect any such amendment) which became effective after the most recent such restatement.

“Closing Working Capital” shall mean the Working Capital as of the close of business on the Closing Date prepared in accordance with generally accepted accounting principles applied consistently with the Company’s past practices, in a manner consistent with the line item accounts and other methodologies specified on Exhibit A, and determined prior to any calculated step-up or step-down in asset or liability values required to be recorded by the Purchaser in accordance with Accounting Standards Codification 805 Business Combinations (formerly Statements of Financial Accounting Standards 141(R)) (and to the extent there is any conflict among (i) generally accepted accounting principles, (ii) the manner applied by the Company in its past practices, and (iii) the manner used in the line item accounts and other methodologies specified on Exhibit A, the manner used in the line item accounts and other methodologies specified on Exhibit A shall control).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Common Share” means a share of the Company’s common stock, par value $1.00 per share.

“Company Intellectual Property” means all Intellectual Property owned by or licensed to an AVR Entity.

“Company Material Adverse Effect” means (a) a material adverse effect on the business of the Company and its Subsidiaries (taken as a whole), or (b) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that, in determining whether there has been a Company Material Adverse Effect, any adverse effect resulting from or attributable or relating to an Excluded Matter shall be disregarded and no Excluded Matter shall be deemed, either alone or in combination, to constitute a Company Material Adverse Effect, except where such Excluded Matter has a disproportionate impact relative to other participants in the same industry and in the same locations as the Company and its Subsidiaries.  “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates; (iii) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries; (iv) the effect of any changes after the date hereof in applicable Laws or accounting rules; (v) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement, including but not limited to any such resulting action or threatened action taken by any Person who is a party to a current or terminated Contract with the Company or its Subsidiaries; (vi) the effect of any failure by the Company or its Subsidiaries to meet internal forecasts or projections (except if the reason for such failure is otherwise attributable to a Company Material Adverse Effect); and (vii) the indirect or consequential effect of any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof.

“Company Personnel” means any current director, manager, officer, employee, agent or person who served in such capacity for an AVR Entity within the past three years prior to the date of this Agreement.

“Company Third Party Consents” means those Approvals from third parties that are set forth in Section 4.6 of the Disclosure Schedule.

“Contract” means any written or oral contract, agreement, license, lease or other instrument or commitment, and all amendments, modifications and supplements thereto.

“Copyright” means any registered or unregistered copyright (i) licensed from any third party (other than non-enterprise “shrink-wrap” software) or (ii) assigned, registered or applied for.

“Court” means any court of any Governmental Authority or any arbitration tribunal, whether foreign, federal, state or local.

“Customer” shall mean any Person to whom the Company provides products or services.

“Donnenfeld Consulting Agreement” means that certain consulting services agreement between the Company and Neil Donnenfeld dated as of the date hereof.

“Employee Benefit Plan” means any: employee pension benefit plan as defined in Section 3(2) of ERISA; multiemployer plan as defined in Section 3(37) of ERISA; employee welfare benefit plan as defined in Section 3(1) of ERISA; and any deferred compensation plan, excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus, profit sharing, savings and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting; any retiree medical or life insurance, supplemental retirement, fringe benefit (including but not limited to vacation time, holiday pay, moving expense reimbursement programs, sick leave, club dues, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan); insurance plan and any salary continuation, severance or termination pay plan or policy or other benefit plan, program, policy, arrangement, or agreement.

“Employee Releases” means those certain releases made by each employee of the Company as of the date hereof releasing the Company, the Shareholders, Trust and Purchaser from any and all claims related to their employment with the Company (including any rights to severance, bonus or other payments to which such employee is entitled as a result of the consummation of the transactions contemplated by this Agreement).

“Environmental Law” means any Laws relating to the protection of the environment or natural resources in connection with the presence of, or any Remedial Action taken in relation to, a Hazardous Material in the soil or any body of water, including but not limited to, any ground water, surface water or aquifer, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto and in each case, as in effect on or prior to the date hereof.

“Environmental Permits” means any permits, licenses, certificates and approvals required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means U.S. generally accepted accounting principles consistently applied and maintained throughout the periods indicated.

“Governmental Authority” means any governmental, regulatory or administrative agency, authority, department, commission, board, bureau, Court or instrumentality or any other public authority, whether foreign, federal, state or local, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” or “radioactive,” including petroleum and its by-products, asbestos, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder.

“Incentive Stay Bonus” means (i) the one-time incentive stay bonus payments payable by the Company to each of its employees as of the Closing Date pursuant to a contractual obligation to each such employee agreed to by the Company prior to the Closing Date, described on Section 4.4(e)(ii) of the Disclosure Schedules under the heading “Incentive Bonus”, and (ii) those other stay bonus payments described on Section 4.4(e)(ii) of the Disclosure Schedules under the heading “***2011 stay bonus”.

“Indebtedness” means as of any date on or before the Closing Date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any unpaid premiums, penalties, redemption costs and other charges payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any and all obligations of the Company consisting solely of the following, but only to the extent unpaid and owing as of the Closing Date: (i) all liabilities for borrowed money (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (ii) all liabilities evidenced by bonds, debentures, or notes or similar instruments, (iii) obligations under any interest rate, currency, swap or other hedging agreements, in each case, as of such date, excluding any undrawn letters of credit; (iv) obligations of the Company for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction that has been drawn upon as of such date; (v) any indebtedness guaranteed by the Company; (vi) all Seller Expenses; (vii) all Liens on the Trust Shares; and (viii) all Liens on the assets of the Company and its Subsidiaries other than Permitted Liens.

“Intellectual Property” means any Patents, Marks, Copyrights, trade secrets, confidential information or know-how, software and computer programs, and all other material industrial, proprietary or intellectual property, domestic and foreign, owned or used by the Company or its Subsidiaries in carrying on the Company’s business and all goodwill, registration and applications therefor (other than retail, off-the-shelf software not subject to an enterprise license), including, without limitation, all licenses, registered user agreements and all like rights used by or granted to the Company or its Subsidiaries in connection with the Company’s business.

“Knowledge of the Trust” and all permutations thereof, shall mean the actual knowledge, after reasonable inquiry, of Neil Donnenfeld, Leigh Reynolds, Ruth Webb, Jeffrey Hart, Steven Rodman, Georgiana Olwell and Michael Bill.

“Laws” means all laws, statutes, codes, licensing requirements, ordinances and Regulations of any Governmental Authority.

“Lien” means any mortgage, pledge, security interest, attachment or lien (statutory or otherwise) other than Permitted Liens.

“Losses” means costs, losses, Taxes, liabilities, obligations, damages, deficiencies, Actions, and expenses (whether or not arising out of third-party claims), including penalties, costs of mitigation, and reasonable attorneys’ fees and all amounts paid in reasonable investigation, defense or settlement of any of the foregoing; provided, however, that notwithstanding the foregoing, Losses shall not include, and no Party shall be liable for, any incidental, consequential, punitive, exemplary or special damages, except in connection with (i) any claim, suit, action or proceeding brought by a third party, or (ii) the imposition of any penalty or assessment by a third party, in either case in respect of which indemnity is available under Article IX.

“Mark” means any trademark, trade name, trade dress, service mark, assumed business name or domain name and any applications for any of the foregoing.

“Minimum Working Capital” means an amount equal to Three Million Ninety-Eight Thousand Three Hundred Eighty Dollars ($3,098,380).

“Neutral Auditors” means a nationally recognized independent public accounting firm that is not an independent auditor of Purchaser, the Company or their respective Affiliates, as is mutually acceptable to the Shareholders and the Purchaser.

“Order” means any judgment, order, writ, injunction, ruling or decree of or any settlement naming the Company under the jurisdiction of any Court or Governmental Authority.

“Patent” means any inventions or discoveries (whether or not patentable) and any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

“Plan Affiliate” means any person or entity that is or has ever been treated as a single employer with an AVR Entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments and other governmental charges which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (ii) statutory or common law Liens to secure landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law Liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and other like Liens, (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws, (vi) any other encumbrance affecting any asset which does not materially impede or otherwise affect the ownership or operation of such asset, (vii) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (viii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (ix) Liens of vendors to secure payment of amounts properly owing (to the extent such payables are including in Closing Working Capital) to such vendors, (x) ordinary course customer claims consistent with the Company’s past practices with respect to any products delivered to such customer, and (xi) non-material Liens.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Purchaser Third Party Consents” means those Approvals from third parties that are set forth in Section 5.3 of the Disclosure Schedule.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Agreements” means the Donnenfeld Consulting Agreement and the Employee Releases.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, or leaching into the outdoor environment.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Seller Expenses” means (without duplication), to the extent not paid at or before the Closing, (i) the collective amount payable by the Company, in connection with the sale of the Company, to outside legal counsel, accountants, advisors, brokers and other third parties, and all other out-of-pocket costs and expenses incurred by the Company (or by the Shareholders or the Trust, to the extent such costs and expenses are deemed a liability of the Company), (ii) the 2010 Accrued Vacation and (iii) any amount payable to any consultant, officer, director or employee of the Company in the nature of an Incentive Stay Bonus in connection with the sale of the Company.

“Sellers’ Representative” means Jeffrey P. Hart.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least a majority of the stock or other equity interests in such entity.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Taxes” means all taxes and Governmental Authority impositions of any kind in the nature of taxes, payable to any federal, state, local or foreign Governmental Authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” shall mean any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis).

“Trust Material Adverse Effect” means (a) a material adverse effect on the business of the Trust, or (b) a material adverse effect on the ability of the Trust to consummate the transactions contemplated by this Agreement; provided, however, that, in determining whether there has been a Trust Material Adverse Effect, any adverse effect resulting from or attributable or relating to an Excluded Matter shall be disregarded and no Excluded Matter shall be deemed, either alone or in combination, to constitute a Trust Material Adverse Effect, except where such Excluded Matter has a disproportionate impact relative to other participants in the same industry and in the same locations as the Trust.  “Excluded Matter” has the meaning provided above in the definition of “Company Material Adverse Effect.”

“Working Capital” means the difference whether positive or negative between (a) the current assets of the Company and its Subsidiaries on a consolidated basis, excluding cash and cash equivalents, and (b) the current liabilities of the Company and its Subsidiaries on a consolidated basis, excluding Indebtedness, all as calculated in accordance with Exhibit A hereto.

“2010 Accrued Vacation” means the amount of accrued payables related to vacation pay owed to employees of the Company described on Section 4.4(e)(ii) of the Disclosure Schedules as “2010 carry over vacation $”.

“2011 Accrued Vacation” means the amount of accrued payables related to vacation pay owed to employees of the Company for the period beginning on January 1, 2011 and extending up through and following the Closing Date.

1.2.           Additional Defined Terms.

The following terms shall have the meanings set forth in the sections of this Agreement indicated below:

Definition	Section
2007 Financials	4.9
2008 Financials	4.9
2009 Financials	4.9
2010 Financials	4.9
AVP	Preamble
AVR Plans	4.14(c)
Claim	9.6
Claims	6.13
Claim Notice	9.6
Closing	2.3(a)
Closing Date	2.3(a)
Closing Payment	2.2(a)
Company	Preamble
Continuing Employee	6.9
Deductible Amount	9.3
Disclosure Schedule	Art. IV
Effective Time	2.3(a)
Estimated Closing Working Capital	3.1(a)
Estimated Excess Taxes	6.10(k)
Estimated Purchase Price	2.2(b)
Exceptions Cap	9.4
Excess Tax Adjustment	6.10(l)
Excess Taxes	6.10(k)
FDA	4.22(a)
Final Allocation	6.10(j)
Fundamental Representations	9.1
General Cap	9.3
GLP	4.22(a)
Government Contract	4.15(a)
Historical Financial Statements	4.9
Latest Balance Sheet	4.9
Latest Financial Statements	4.9
Material Contracts	4.15(a)
Non-Compete Period	6.12(b)
Objection Notice	3.1(b)
Party / Parties	Preamble
Payment Instructions Letter	2.2(b)
Permits	4.22(d)
Proceeding	6.10(e)
Purchase Price	2.2(a)

Purchaser	Preamble
Purchaser Benefit Plans	6.9
Purchaser Calculated Closing Working Capital	3.1(b)
Purchaser Indemnified Parties	9.2
Real Property Leases	4.13(a)
Related Persons	6.12(a)
Releasing Parties	6.13
Releasees	6.13
Section 338(h)(10) Election	6.10(i)
Section 6.10(i) Tax Liability	6.10(i)
Seller Indemnified Parties	9.5
Shareholder	Preamble
Shares	Recitals
Territory	6.12(b)
Trade Secrets	6.12(a)
Transaction	10.18
Transaction Expenses	8.1(a)
Trust	Preamble
Trust Shares	Recitals

ARTICLE II
SALE AND PURCHASE OF TRUST SHARES, RELATED TRANSACTIONS

2.1.           Sale and Purchase of Trust Shares.  At the Closing, the Shareholders shall sell, assign, transfer and deliver the Trust Shares to the Purchaser, and the Purchaser shall purchase the Trust Shares from the Shareholders free and clear from all Liens, on the terms and subject to the conditions set forth in this Agreement.

2.2.           Purchase Price.

(a)           The aggregate purchase price payable by the Purchaser for the Trust Shares (the “Purchase Price”) shall be $26,000,000; plus the amount, if any, by which the Closing Working Capital exceeds the Minimum Working Capital; minus the amount, if any, by which the Closing Working Capital is less than the Minimum Working Capital; plus the amount of the Estimated Excess Taxes.  The Purchaser shall pay the Shareholders by wire transfer of immediately available funds all of the Purchase Price at the Closing (the “Closing Payment”), subject to adjustment pursuant to Section 3.1 below.  Each Shareholder shall receive such Shareholder’s pro rata share of the Closing Payment.  At the Closing, the Shareholders shall pay out of the Closing Payment (by direction of wire transfer from Purchaser to the designated accounts) all amounts identified in the Payment Instructions Letter, which Shareholder payments will result in a discharge of all Indebtedness and the payment of the Seller Expenses.  The Shareholders’ payments pursuant to the Payment Instructions Letter shall be deemed by all of the Parties to have been paid, and all such amounts shall be deemed to have been satisfied, immediately prior to the Effective Time.

(b)           On or prior to the date hereof, the Shareholders’ Representative has delivered to the Purchaser (i) a calculation of the estimated Purchase Price ("Estimated Purchase Price"), which is based on $26,000,000;  plus the estimated amount, if any, by which the Closing Working Capital is expected to exceed the Minimum Working Capital; minus the estimated amount, if any, by which the Closing Working Capital is expected to be less than the Minimum Working Capital; plus the amount of the Estimated Excess Taxes; and (ii) a payment instructions letter setting forth the respective amounts, payees and wiring instructions relating to the payment of the Indebtedness and the Seller Expenses (the “Payment Instructions Letter”).

2.3.           Closing.

(a)           Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution of this Agreement at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, at 10:00 a.m. (Eastern Time) or remotely via the exchange of executed documents and other closing deliverables, unless another time or date is agreed to in writing by the Company and Purchaser.  The date on which the Closing actually occurs is herein referred to as the “Closing Date.”  The effective time of the Closing shall be 12:01 A.M. on the Closing Date (the “Effective Time”).

(b)           At the Closing:

(i)           the Shareholders shall deliver to the Purchaser the certificates representing the Trust Shares, duly endorsed in blank for transfer (or accompanied by duly executed stock powers) together with any required transfer or documentary stamps attached, and delivered free and clear of all Liens, and the Purchaser shall pay the Closing Payment to the Shareholders as contemplated by Section 2.2(a);

(ii)           the directors, managers and officers of each AVR Entity shall resign from their positions as directors, managers and officers of such entity; and

(iii)           the Company shall deliver the Consents identified in Section 7.2(c) of the Disclosure Schedule, the original corporate record and minute book(s), stock ledgers and corporate seals (if any) of the Company, and those items listed in Section 7.2.

ARTICLE III
WORKING CAPITAL ADJUSTMENT

3.1.           Working Capital Adjustment.

(a)           The Shareholders have delivered to Purchaser an itemized statement of the estimated Working Capital as of the Closing Date (the “Estimated Closing Working Capital”).  If the Estimated Closing Working Capital exceeds the Minimum Working Capital, then the Purchase Price payable by Purchaser under this Agreement pursuant to Section 3.1 shall be increased by the amount by which the Estimated Closing Working Capital exceeds the Minimum Working Capital.  If the Estimated Closing Working Capital is less than the Minimum Working Capital, the Purchase Price payable by Purchaser under this Agreement pursuant to Section 3.1 shall be reduced by the amount of such shortfall.

(b)           Within ninety (90) days after the Closing Date, Purchaser will deliver to the Shareholders its itemized statement of the Working Capital as of the Closing Date (the “Purchaser Calculated Closing Working Capital”), along with an explanation in reasonable detail of any variances between the Estimated Closing Working Capital and the Purchaser Calculated Closing Working Capital.  If the Shareholders disagree with the Purchaser Calculated Closing Working Capital, the Shareholders’ Representative shall, within forty-five (45) days after receipt of the Purchaser Calculated Closing Working Capital, deliver a notice (an “Objection Notice”) to Purchaser setting forth the Shareholders’ calculation of the amount of Closing Working Capital.  If requested by the Shareholders’ Representative, Purchaser shall provide to the Shareholders copies of all relevant documentation used in its calculation, if any.  If the Shareholders’ Representative does not deliver the Objection Notice to Purchaser within forty-five (45) days after receipt by the Shareholders of the Purchaser Calculated Closing Working Capital, the Purchaser Calculated Closing Working Capital will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.  The Shareholders and Purchaser will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the Closing Working Capital, but if they do not obtain a final resolution within thirty (30) days after Purchaser’s receipt of the Objection Notice, then all amounts remaining in dispute shall be submitted to the Neutral Auditors, provided, however, to the extent agreed upon by both the Shareholders, on the one hand, and Purchaser, on the other, the thirty (30) day period set forth in the immediately preceding sentence may be extended for an additional thirty (30) days.  Purchaser and the Shareholders will direct the Neutral Auditors to render a determination within forty-five (45) days of its retention and Purchaser and the Shareholders will cooperate with the Neutral Auditors during their engagement.  The Neutral Auditors will consider only those items and amounts set forth in the Objection Notice which Purchaser and the Shareholders are unable to resolve; provided that each of Purchaser and the Shareholders shall be entitled to make a presentation to the Neutral Auditors regarding the items and amounts that they are unable to resolve and neither Purchaser nor the Shareholders will meet separately with the Neutral Auditors.  In making its determination, the Neutral Auditors shall (i) be bound by the terms and conditions of this Agreement, including without limitation, the definition of Working Capital, the  methodology for calculating Working Capital and the terms of this Section 3.1(b), and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Shareholders or Purchaser or that is less than the lowest value for such amount claimed by either the Shareholders or Purchaser.  The determination of the Neutral Auditors will be conclusive and binding upon the Shareholders and Purchaser.  The costs of the Neutral Auditors shall be borne by the party whose determination of the Closing Working Capital (as set forth in the Purchaser Calculated Closing Working Capital, for the Purchaser, or in the Objection Notice, for the Shareholders) was farthest from the determination of the Closing Working Capital by the Neutral Auditors, or equally by the Shareholders, on the one hand, and the Purchaser, on the other hand, if the determination of the Closing Working Capital by the Neutral Auditors is equidistant between the determinations of the parties.

(c)           Within three (3) Business Days following the final determination of the Closing Working Capital, either (A) the excess, if any, of the Closing Working Capital over the Estimated Closing Working Capital shall be paid by Purchaser to the Shareholders, or (B) the excess, if any, of the Estimated Closing Working Capital over the Closing Working Capital shall be paid to Purchaser by the Shareholders.  Any amounts payable pursuant to this Section 3.1(c) shall be paid by wire transfer of immediately available funds to an account designated by the recipient(s). Notwithstanding any contrary provision set forth in this Agreement, no interest will be paid or accrued on any portion of any amount payable under this Section 3.1(c).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Trust makes the following representations and warranties to Purchaser as of the date hereof, except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date, and except as disclosed by the Trust in the disclosure schedule, dated as of the date of this Agreement and delivered by the Trust to Purchaser simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate; provided, however, that any item that is disclosed in a particular section or subsection of the disclosure schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the disclosure schedule to the extent that its relevance to such other section or subsection is reasonably clear on the face of such item) (the “Disclosure Schedule”), and except with respect to Section 4.26, which sets forth representations and warranties of each of the Shareholders:

4.1.           Organization, Good Standing, Qualification and Power.

(a)           The Trust (i) is a Massachusetts business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, to enter into this Agreement, each of the Related Agreements and any other agreement, certificate or instrument to be executed and delivered by the Company pursuant to the terms of this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (iii) is duly qualified and in good standing to do business in those jurisdictions listed in Section 4.1(a) of the Disclosure Schedule and in all other jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Trust Material Adverse Effect.

(b)           The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, to enter into this Agreement, each of the Related Agreements and any other agreement, certificate or instrument to be executed and delivered by the Company pursuant to the terms of this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (iii) is duly qualified and in good standing to do business in those jurisdictions listed in Section 4.1(b) of the Disclosure Schedule and in all other jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

4.2.           Subsidiaries.

(a)           Section 4.2(a) of the Disclosure Schedule sets forth a true and complete list of all of the Trust’s and the Company’s direct and indirect Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity or similar interest owned by the Trust or the Company or another direct or indirect Subsidiary of the Trust or the Company.  Except as set forth in Section 4.2(a) of the Disclosure Schedule, neither the Trust or the Company nor any of their respective Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

(b)           AVP is an entity, incorporated or duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as set forth in Section 4.2(b) of the Disclosure Schedule and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  AVP is duly qualified and in good standing to do business in those jurisdictions set forth in Section 4.2(b) of the Disclosure Schedule and in all other jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or good standing necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

4.3.           Organizational Documents.  The Shareholders have heretofore delivered or made available to Purchaser a complete and correct copy of the Trust’s Declaration of Trust and by-laws and the Company’s Certificate of Incorporation and by-laws and AVP’s equivalent organizational documents, each as amended or restated to the date hereof.  All such entity documents are in full force and effect.

4.4.           Capitalization.

(a)           The total number of shares that the Trust has authority to issue is 300,000 consisting of (i) 150,000 shares of Class A Voting Common Stock, and (ii) 150,000 shares of Class B Non-Voting Common Stock.

(b)           As of the date hereof, (i) 100 shares of the Trust’s Class A Voting Common Stock are issued and outstanding, and (ii) 100 shares of the Trust’s Class B Non-Voting Common Stock are issued and outstanding.  Section 4.4(b) of the Disclosure Schedule sets forth as of the date hereof a table of all holders of Trust Shares together with the number of shares by class held by each such holder and the domicile address of each such holder as reflected in the records of the Company.  As of the date hereof, such holders constitute all of the holders of all issued and outstanding shares of capital stock of the Trust, and such shares constitute all of the issued and outstanding shares of capital stock of the Trust.

(c)           The total number of shares of capital stock that the Company has authority to issue is 300,000 and consists solely of Common Shares, 150,000 of which are designated as Class A Voting Common Stock and 150,000 of which are designated as Class B Non-Voting Common Stock.

(d)           As of the date hereof, 200 Common Shares are issued and outstanding, 100 of which are designated as Class A Voting Common Stock and 100 of which are designated as Class B Non-Voting Common Stock.  Section 4.4(d) of the Disclosure Schedule sets forth as of the date hereof a table of all holders of Common Shares together with the number of shares by class held by each such holder and the domicile address of each such holder as reflected in the records of the Company.  As of the date hereof, such holders constitute all of the holders of all issued and outstanding shares of capital stock of the Company, and such shares constitute all of the issued and outstanding shares of capital stock of the Company.

(e)           There are no outstanding securities, options (whether vested or unvested), warrants, calls, rights, commitments or agreements to which an AVR Entity is a party or by which any of them is bound obligating the issuance, delivery or sale of any additional shares of capital stock or other securities of an AVR Entity. Except as described in Section 4.4(e) of the Disclosure Schedule, there are no subscriptions, warrants, options, rights, promises, agreements, convertible or exchangeable securities or other outstanding obligations pursuant to which the Company or an AVR Entity is or may become obligated to (i) purchase, repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other securities or equity interests of an AVR Entity, or (ii) make any payments to any Person as a result of the sale of the Trust Shares that will not be irrevocably satisfied, terminated or cancelled on or before the Closing Date; nor is the Company or any AVR Entity committed to issue any such option, warrant, right or security.  All outstanding shares of the Trust and the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

(f)           Except as set forth in Section 4.4(f) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements to which an AVR Entity or the Shareholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other securities or equity interests of an AVR Entity.

(g)           Neil Donnenfeld has never owned any capital stock of the Company and shall not own any capital stock of the Company at the Closing.  Neil Donnenfeld’s rights under the Company Incentive Share Plan for Neil Donnenfeld, dated as of October 1, 2000, as amended, are non-equity rights that do not entitle him to any capital stock in the Company.

4.5.           Authorization; Binding Obligation.  The execution and delivery by the Shareholders and the Trust of this Agreement and each Related Agreement to which they are parties, the performance of their obligations hereunder and thereunder, and the consummation by the Shareholders and the Trust of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Shareholders’ and the Trust’s respective trustees and no other proceedings on the part of the Shareholders or the Trust are necessary to authorize this Agreement or any Related Agreement to which the Shareholders or the Trust are parties or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Related Agreements to which the Shareholders or the Trust are parties, when executed and delivered by the Shareholders and the Trust (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), will be, duly and validly executed and delivered by the Shareholders and the Trust, and this Agreement constitutes, and each Related Agreement to which the Shareholders or the Trust are parties, when executed and delivered, will constitute, a legal, valid and binding obligation of the Shareholders and the Trust enforceable against the Shareholders and the Trust in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.6.           Consents and Approvals.  Except as set forth in Section 4.6 of the Disclosure Schedule, the execution and delivery by the Shareholders and the Trust of this Agreement, the Related Agreements to which the Shareholders or the Trust are parties and any other instrument or document required by this Agreement to be executed and delivered by the Shareholders or the Trust do not, and the performance of this Agreement, the Related Agreements to which the Shareholders or the Trust are parties and any other instrument or document required by this Agreement to be executed and delivered by the Shareholders or the Trust shall not, require the Shareholders or an AVR Entity to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for (a) Approval of the Shareholders’ and the Trust’s respective trustees, and (b) such other Approvals, filings or authorizations which if not obtained or made would have or be reasonably expected to have a Company Material Adverse Effect or impair in any material respect the ability of the Shareholders and the Trust to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, no representation is made pursuant to this Section 4.6 as to any Contract of the Shareholders or an AVR Entity that is not required to be disclosed pursuant to Section 4.15 hereof.

4.7.           No Violation.  Except as set forth in Section 4.7 of the Disclosure Schedule, the execution and delivery by the Shareholders and the Trust of this Agreement, the Related Agreements to which the Shareholders or the Trust are parties and any other instrument or document required by this Agreement to be executed and delivered by the Shareholders or the Trust do not, and the performance of this Agreement, the Related Agreements to which the Shareholders or the Trust are parties and any other instrument or document required by this Agreement to be executed and delivered by the Shareholders or the Trust, will not, (a) conflict with or violate the Certificate of Incorporation or by-laws or other equivalent organizational documents of the Shareholders or an AVR Entity, (b) conflict with or violate any Law or Order, in each case, applicable to the Shareholders or an AVR Entity, or by which the Shareholders or an AVR Entity or any of their respective properties is bound or affected, or (c) result in any breach or violation of, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Shareholders’ or an AVR Entity’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than a Permitted Lien, on any of the properties or assets of the Shareholders or an AVR Entity pursuant to, any note, bond, mortgage, indenture, Material Contract (as defined below), Approval or other material instrument or obligation to which the Shareholders or an AVR Entity is a party or by which the Shareholders or an AVR Entity or any of their respective properties is bound or affected, in the case of subsections (b) and (c) hereof, which conflict, violation, breach or default would have or reasonably be expected to have a Company Material Adverse Effect.  Notwithstanding the foregoing, no representation is made pursuant to this Section 4.7 as to any Contract of the Shareholders or an AVR Entity that is not required to be disclosed pursuant to Section 4.15 hereof.

4.8.           Required Vote.  The trustees of the Trust and each Shareholder have, at meetings duly called and held or by written consent, (a) approved and declared advisable this Agreement, (b) determined that the transactions contemplated hereby are advisable, fair to and in the best interests of the Trust and each such Shareholder and their respective beneficiaries.

4.9.           Financial Statements; No Undisclosed Liabilities.  The Trust has previously delivered to Purchaser the (i) audited balance sheet of the Company as of December 31, 2007, and the related audited statements of income, cash flow and shareholders’ equity for the twelve-month periods then ended, certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the “2007 Financials”), (ii) audited balance sheet of the Company as of December 31, 2008, and the related audited statements of income, cash flow and shareholders’ equity for the twelve-month periods then ended, certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the “2008 Financials”), (iii) audited balance sheet of the Company as of December 31, 2009, and the related audited statements of income, cash flow and shareholders’ equity for the twelve-month periods then ended, certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the “2009 Financials”), and (iv) audited balance sheet of the Company as of December 31, 2010 (the “Latest Balance Sheet”), and the related audited statements of income, cash flow and shareholders’ equity for the twelve-month periods then ended, certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the “2010 Financials”, and together with the 2009 Financials, the 2008 Financials and the 2007 Financials, the “Historical Financial Statements”).  The 2010 Financials shall also be referred to herein as the “Latest Financial Statements”.  The Historical Financial Statements were prepared in accordance with the books and records of the Company (together with AVP in the case of the Latest Financial Statements) and fairly present in all material respects the financial condition of the Company (together with AVP in the case of the Latest Financial Statements) as of the dates indicated and the results of operations of the Company (together with AVP in the case of the Latest Financial Statements) for the respective periods indicated, and have been prepared in accordance with GAAP.  Neither the Company nor AVP has any liability of a nature required to be disclosed on a balance sheet or in the notes to financial statements prepared in accordance with GAAP which are individually or in the aggregate material to the business, results of operations or financial condition of the Company and AVP taken as a whole, except for liabilities or obligations adequately reflected or reserved against on the Latest Balance Sheet or as described on Section 4.9 of the Disclosure Schedule and liabilities or obligations incurred since December 31, 2010 in the ordinary course of business.

4.10.           Absence of Certain Events.  Except as set forth in Section 4.10 of the Disclosure Schedule, since December 31, 2010, the Company and AVP have conducted their businesses in the ordinary and usual course and in a manner consistent with past practices. Since December 31, 2010, except as set forth in Section 4.10 of the Disclosure Schedule, there has not been:

(a)           Any acquisition, sale, assignment, license or other disposition, of any material asset or property of the Company or AVP, except in the ordinary course of business consistent with past practice;

(b)           any damage to, or destruction or loss of, any asset of the Company (whether or not covered by insurance) that would require expenditures in excess of $50,000 in the aggregate to repair or replace;

(c)           any change by the Company in its accounting methods, principles, or practices except as required by any change in generally accepted accounting principles;

(d)           any sale or disposition of or Lien upon any assets, except (i) sales of inventory and products in the ordinary course of business and (ii) dispositions of obsolete or worthless assets;

(e)           any cancellation of any indebtedness for borrowed money owed to or held by the Company;

(f)           any failure to replenish the Company’s inventories and supplies other than in the ordinary course of business, any material failure to pay the Company’s creditors or to collect debt or obligations owed to the Company or any change in the Company’s selling, pricing or advertising practices inconsistent with prior practice;

(g)           other than in the ordinary course of business, any commitment for capital expenditures or individual commitment in excess of $50,000;

(h)           any resignation, termination, death, or material disability involving any officer or executive employee of the Company;

(i)           any material adverse effect on the amount, aging, or collectability of the Company’s accounts receivable taken as a whole or other debts due to the Company or the allowances with respect thereto or in the Company’s accounts payable from that reflected on the Latest Financial Statements;

(j)           any amendment of its articles of incorporation or bylaws;

(k)           any (i) termination, modification or amendment (or receipt of written notice of the same) of any Material Contract to which the Company or AVP was or is a party, except for new Contracts, terminations, modifications or amendments made in the ordinary course of business consistent with past practice and which would not, either individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect or (ii) entry into a Contract that would constitute a Material Contract;

(l)           any material liability of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated by this Agreement, or liabilities incurred in connection with the process of the sale of the Trust Shares;

(m)           except in the ordinary course of business consistent with past practice or otherwise as necessary to comply with any change in applicable minimum wage law, any increase in the salary or other compensation of any employee of the Company or AVP, or any material increase in or any addition to other benefits (other than with respect to options or other equity incentives) to which any such employee may be entitled;

(n)           any issuance by the Company or AVP of any shares of capital stock or equivalent security or any security, right, option or warrant convertible into or exercisable or exchangeable for any shares of capital stock or equivalent security;

(o)           any grant to any Person of any right to acquire any shares of its capital stock or any security convertible into such capital stock, other than to the Purchaser pursuant to this Agreement;

(p)           any adjustment, split, combination or reclassification of any of the Company’s shares of capital stock or AVP’s equity interests, or declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or AVP, or any repurchase, redemption, retirement, purchase, or other acquisition of any shares of the capital stock of the Company, or any options, warrants or other rights to purchase capital stock of the Company or any other securities or obligations convertible into or exchangeable for any shares of its capital stock; or

(q)           adoption of, amendment to, or increase in, the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Employee Benefit Plan for or with any employees of the Company;

(r)           the filing of any Tax elections; or

(s)           any agreement, understanding or authorization for the Company or AVP to take any of the actions specified in this Section 4.10.

4.11.           Legal Proceedings.  Except as set forth in Section 4.11 of the Disclosure Schedule, as of the date hereof , there is no, and for the previous eighteen (18) months there have not been any, Action pending or, to the Knowledge of the Trust, threatened by or against an AVR Entity, or the assets, officers or directors of any AVR Entity, and as of the date hereof, and for the previous eighteen (18) months, no AVR Entity has received any written claim, complaint or notice of any such Action.

4.12.           Compliance with Laws.  Except as set forth in Section 4.12 of the Disclosure Schedule, each AVR Entity is in compliance with all Laws applicable to it or any of its assets or properties the failure with which to be in compliance would have or be reasonably expected to have a Company Material Adverse Effect.  No AVR Entity has received any written notice (and to the Knowledge of the Trust, any oral notice) to the effect that, or otherwise been advised in writing that, it is not in compliance with any such Laws.

4.13.           Title to Properties.

(a)           No AVR Entity owns or has owned any real property. Section 4.13 of the Disclosure Schedule identifies all lease agreements pursuant to which any real property is leased to an AVR Entity (collectively the “Real Property Leases”).  The Company has valid leasehold interests in all such real property free and clear of all Liens other than Permitted Liens.

(b)           The Company has good title to all of the items of tangible personal property reflected on the 2010 Financials as owned by the Company, other than items of tangible personal property either contributed to AVR or disposed of by the Company in the ordinary course of business since the date of the 2010 Financials, and all tangible personal property owned by is owned free and clear of all Liens other than Permitted Liens.

(c)           Each lease or agreement under which an AVR Entity is a lessee or lessor of any property, real or personal, is a valid and binding agreement of such AVR Entity, and to the Knowledge of the Trust, each party thereto, and, to the Knowledge of the Trust, no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a default or event of default by an AVR Entity under any such lease or agreement or, by any other party thereto.

(d)           The Company has made available to Purchaser complete and correct copies of all Real Property Leases including any amendments thereto, and there has not been any sublease or assignment entered into by an AVR Entity.  The current use, occupancy and operation of the premises leased pursuant to the Real Property Leases by the Company is, to the Knowledge of the Trust (i) in compliance in all material respects with all Laws affecting such leased premises and (ii) in compliance with and permitted by the Real Property Leases.

4.14.           Employee and Benefit Matters.

(a)           Except as set forth on Section 4.14(a) of the Disclosure Schedule or as provided by applicable foreign or domestic Law, the employment of all persons and officers employed by an AVR Entity is terminable at will without any material penalty or severance obligation on the part of the Company.  All expenses and liabilities due for employee compensation, benefits and under any AVR Plan and all vacation time owing to any employees of an AVR Entity as of the date of the Latest Balance Sheet have been, and will be on the Closing Date, fully and adequately accrued in all material respects in the Latest Financial Statements in a manner satisfying the requirements of Financial Accounting Standards 87 and 88, as applicable.  All contributions and premiums with respect to the AVR Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the  Closing Date) will be made prior to the Closing Date by the applicable AVR Entity or Plan Affiliate in accordance with past practice and the recommended contribution in the applicable actuarial report or accrued in accordance with GAAP.   All employees of an AVR Entity located in the United States are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

(b)           Except for Material Contracts or agreements set forth on Section 4.14(b) of the Disclosure Schedule, as of the date hereof, no AVR Entity is a party to or obligated in connection with its business, with respect to any (i) outstanding material Contracts with employees, agents, consultants, advisers, sales representatives or distributors or (ii) collective bargaining agreements or Contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.  The Company has made available to the Purchaser or its representatives copies of all such Contracts and agreements and, to the Knowledge of the Trust, such copies are true and correct in all material respects.  No strike, union organizational activity, formal allegation charge or complaint of employment discrimination or other similar occurrence occurred since the Company’s organization, or is, to the Knowledge of the Trust, currently pending or threatened against an AVR Entity.

(c)           Except for any plan, fund, program, agreement or arrangement mandated by the applicable laws of any jurisdiction outside the United States and except as set forth on Section 4.14(c) of the Disclosure Schedule, no AVR Entity has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any Employee Benefit Plan or any other material benefit or program, for the welfare of an AVR Entity’s or any Plan Affiliate’s employees or former employees, including retirees, or beneficiaries thereof, whether qualified or non-qualified, whether or not considered legally binding and whether or not written, voluntary or pursuant to a collective bargaining agreement or law (collectively  the “AVR Plans”).  The Shareholders have heretofore delivered or made available to Purchaser a complete and correct copies of the AVR Plans.  Except for the benefit payments under the AVR Plans, none of the AVR Plans could give rise to or result such AVR Entity in or such Plan Affiliate having any material debt, material liability, material claim or material obligation of any kind or nature, whether accrued, absolute, contingent, direct or indirect.  Except as set forth on Section 4.14(c) of the Disclosure Schedule, each AVR Plan has been maintained and administered, as to both form and operation in material compliance with all applicable laws, rules and regulations, including but not limited to ERISA, COBRA, HIPAA and the Code (including, without limitation, Section 409A), as applicable.

(d)           Except as set forth on Section 4.14(c) of the Disclosure Schedule, no AVR Entity or Plan Affiliate (i) during the seven (7) year period prior to the Closing, has made any contributions to, been obligated to make contributions to, or been a member of a controlled group or under common control with an organization which has been obligated to make contributions to, any Employee Pension Benefit Plan which is subject to the provisions of Title IV of ERISA or any multiemployer-employer plan (as defined in ERISA Section 3(37) or 4001(a)(3)); (ii) has liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than under COBRA; (iii) has terminated or taken action within the last six (6) taxable years to terminate (in part or in whole) any employee pension benefit plan as defined in Section 3(2) of ERISA.

(e)           Except as set forth on Section 4.14(e) of the Disclosure Schedule, the consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Purchaser following the Closing, will not (i) entitle any current or former employee of an AVR Entity or any Plan Affiliate to severance pay, incentive compensation, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee of an AVR Entity or any Plan Affiliate, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

4.15.           Contracts and Customers.

(a)           Section 4.15 of the Disclosure Schedule is a correct and complete list of each currently effective Contract (collectively, “Material Contracts”) to which an AVR Entity is a party as of the date hereof and which constitutes each:

(i)           Contract with any of the Company’s ten largest customers by revenue;

(ii)           Contract with any of the ten largest suppliers of an AVR Entity;

(iii)           Contract relating to Indebtedness;

(iv)           employment or consulting Contract or any other Contract (written or oral) with any officer, executive employee or consultant, other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

(v)           any profit sharing, bonus, stock option, severance, golden parachute, obligation to make payments by the Company upon a change in control of the Company, Incentive Stay Bonus, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or other Person engaged on a full-time, part-time, consulting or other basis;

(vi)           assignment, license, indemnification agreement, joint development agreement, or other Contract with respect to any Intellectual Property;

(vii)           non-competition, non-solicitation or exclusive dealing arrangement or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of an AVR Entity to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business and operations of an AVR Entity is conducted;

(viii)           Contract that is terminable by the other party or parties upon a change in control of an AVR Entity;

(ix)           Contract granting a Lien (other than Permitted Liens) upon any material property or asset of an AVR Entity;

(x)           Contract which is a joint venture agreement or partnership agreement;

(xi)           Contract relating to any "lock-box" with any financial institution;

(xii)           Contract that requires the payment of royalties, commissions, finder's fees, or similar payments that involves in the aggregate annual consideration in excess of $75,000 (other than commissions payable to employees);

(xiii)           Contract limiting or restricting the disclosure of confidential information by the Company;

(xiv)           Contract providing for the acquisition or disposition after the date of this Agreement of any material assets of an AVR Entity;

(xv)           Contract providing for the indemnification by an AVR Entity of any person, other than standard indemnification arrangements entered into with Customers in the ordinary course of business;

(xvi)           agreement that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party;

(xvii)           Contract with a Governmental Authority (a “Government Contract”);

(xviii)           Contract for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or other property (real or personal) or services requiring remaining aggregate future payments in excess of $100,000, other than in the ordinary course of business consistent with past practice;

(xix)           Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $100,000;

(xx)           Contract involving a bonding agency or surety or any outstanding bonds or similar obligations relating to the Company or its business of any nature, including but not limited to the following:  performance bonds, payment bonds, bid bonds or license bonds;

(xxi)           Contract with a term of more than six months which relates to obligations in excess of $50,000 on an annual basis and which is not terminable by the Company on notice of 30 days or less without penalty; and

(xxii)           Contract that involves future expenditures or projected receipts by an AVR Entity of more than $100,000 in any one-year period or is otherwise material to the operation of the business of an AVR Entity.

(b)           Each Material Contract is a valid and binding arrangement of the AVR Entity that is a party thereto and, to the Knowledge of the Trust, of each of the other parties thereto.  Each Material Contract is in full force and effect, and no AVR Entity nor, to the Knowledge of the Trust, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.  No Material Contract requires prepayments, additional payments or increased payments by an AVR Entity as a result of consummation of the transactions contemplated by this Agreement.

(c)           Other than the expiration of Material Contracts in accordance with their terms, during the past 12 months, no AVR Entity has received any written or, to the Knowledge of the Trust, oral notice, that any Customer has substantially reduced, or is planning to substantially reduce the use of current products or services of an AVR Entity. To the Knowledge of the Trust, no Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby or any of the documents or instruments required hereby.

(d)           With respect to each Government Contract, (A) the AVR Entity that is a party thereto has complied in all material respects with the terms and conditions of such Government Contract including all clauses, provisions and requirements incorporated expressly, by reference or by operation of any laws and regulations therein; (B) the AVR Entity that is a party thereto has complied with the requirements of all applicable Laws and administrative orders, except for such non-compliance that would not, individually or in the aggregate, result in a Company Material Adverse Effect; and (C) no Governmental Authority nor other Person has notified the AVR Entity that is a party thereto in writing that such AVR Entity has breached or violated any certification, representation, clause, provision or requirement, pertaining to such Government Contract.

4.16.           Intellectual Property.

(a)           Section 4.16(a) of the Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property.  In the event Section 4.16(a) of the Disclosure Schedule omits any Company Intellectual Property, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for updating Section 4.16(a) of the Disclosure Schedule and recording or otherwise documenting the AVR Entity’s ownership in and to such omitted Company Intellectual Property.

(b)           Except as set forth in Section 4.16(b) of the Disclosure Schedule, the Company owns or has valid licenses to use, free and clear of all Liens other than Permitted Liens, all Company Intellectual Property that is material to the Company or the operation of its business; provided, that, no representation or warranty is made in this Section 4.16(b) with respect to matters relating to infringement or conflicts with Patents, which matters are the subject of Section 4.16(e).

(c)           Except as set forth in Section 4.16(c) of the Disclosure Schedule, no AVR Entity pays or receives any royalty to or from anyone with respect to any Company Intellectual Property or third party Intellectual Property, nor has an AVR Entity licensed anyone to use any of the Company Intellectual Property.

(d)           Except as set forth in Section 4.16(d) of the Disclosure Schedule, all rights of each of the AVR Entities in and to the Company Intellectual Property will be unaffected by the sale of the Trust Shares to the Purchaser and the other transactions contemplated hereby.  Except as set forth in Section 4.16(d) of the Disclosure Schedule, no AVR Entity has given or received any written notice of any pending conflict with, or infringement of the rights of others with respect to, any Company Intellectual Property, with respect to any product currently being sold or developed by the Company, or with respect to any license of the Company Intellectual Property.

(e)           Except as set forth in Section 4.16(e) of the Disclosure Schedule, no AVR Entity is subject to any Order with respect to, nor has it entered into or is it a party to any Contract which restricts or impairs the use of, any Company Intellectual Property, or the manufacture, use, sale, offer for sale, or importation of any product currently being sold or developed by the Company. Except as set forth in Section 4.16(e) of the Disclosure Schedule, to the Knowledge of the Trust, (i) no Company Intellectual Property, and no services or products sold by or being developed by an AVR Entity, conflicts with or infringes upon any issued Patent of any third party, (ii) no AVR Entity is infringing any issued Patent owned by any third party and (iii) none of the activities presently being conducted by an AVR Entity is infringing the issued Patent rights of any third party.

(f)           Except as set forth in Section 4.16(f) of the Disclosure Schedule, during the past seven (7) years, no AVR Entity has entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Intellectual Property and no claims have been asserted in writing by any Person with respect to the validity or enforceability of, or an AVR Entity’s ownership of or right to use, the Company Intellectual Property or an AVR Entity’s manufacture, use, sale, offer for sale, or importation of any product currently being sold or developed by the Company.

(g)           Except as set forth in Section 4.16(g) of the Disclosure Schedule, to the Knowledge of the Trust, all trade secrets, confidential information or know-how of each of the AVR Entities have been maintained in confidence in accordance with the protection procedures customarily used by comparable companies in the same industry as the Company to protect rights of like importance.  Except as set forth in Section 4.16(g) of the Disclosure Schedule, all Company Personnel who have contributed to or participated in the conception or development of any Company Intellectual Property have executed and delivered to the Company a confidentiality agreement restricting such Person’s right to disclose proprietary information of the Company.  To the Knowledge of the Trust, no Company Personnel have any claim against an AVR Entity in connection with such Person’s involvement in the conception and development of any Company Intellectual Property and no such claim has been asserted or threatened in writing.  To the Knowledge of the Trust, none of the Company Personnel own any issued Patents or patent applications pending for any device, process, design or invention of any kind now used or needed by an AVR Entity in the furtherance of such entity’s business operations, which Patents or applications have not been assigned to the Company, with such assignment duly filed in the United States Patent and Trademark Office for recordation.

(h)           To the Knowledge of the Trust, each unexpired patent, registered trademark, and registered service mark required to be listed on Schedule 4.16(a) is (i) valid except where any invalidity would not be reasonably likely to have a Company Material Adverse Effect and (ii) all of the listed inventors on each such unexpired patent are the true inventors and have assigned their interest(s) in such patents to the Company.

(i)           The Company Intellectual Property includes all rights in Intellectual Property necessary for the conduct of the business of the Company and the AVR Entities.

4.17.           Tax Liabilities.

(a)           Each AVR Entity has timely filed all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects.  Each AVR Entity has timely paid all Taxes which are due and payable regardless of whether such Taxes were shown as due and payable on such Tax Returns.  Each AVR Entity has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee or other payee.  The charges, accruals and reserves for current Taxes with respect to the Company reflected on the 2010 Financials are adequate to cover all Tax liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before December 31, 2010.

(b)           Section 4.17(b) of the Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to each AVR Entity since January 1, 2007; (ii) indicates those Tax Returns that have been audited; and (iii) indicates those Tax Returns that currently are the subject of audit.  There are no actions, suits, proceedings, audits, investigations or claims now proposed or pending against an AVR Entity concerning the Tax liability of such entity. To the Knowledge of the Trust, no issue has been raised in any examination by any Governmental Authority with respect to an AVR Entity which, by application of similar principles, reasonably would be expected to result in a proposed deficiency or increase in Taxes for any other period not so examined.

(c)           Except as set forth in Section 4.17(c) of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to an AVR Entity, and no AVR Entity has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(d)           No AVR Entity is a real property holding company within the meaning of Section 897 of the Code.

(e)           The Trust has been a validly electing S corporation within the meaning of Code §1361 and §1362 at all times since the date it was organized and will be an S corporation up to and including the day before the Closing Date.

(f)           The Company has been a “qualified subchapter S subsidiary” within the meaning of Code §1361(b)(3)(B) at all times since June 30, 2000, and will be a “qualified subchapter S subsidiary” up to the Effective Time. The Company has not acquired assets from another corporation in a transaction in which such Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the transferor’s tax basis of the acquired assets.

(g)           AVP will be a “disregarded entity,” as provided in Treasury Regulation Section 301.7701-3(a) as of the Effective Time.  Robert Huson, a former employee of the Company, has no membership interest, or interest of any other nature, in AVP and is not a member or equity holder of AVP.  No election to classify AVP as an association taxable as a corporation as provided in Treasury Regulation Section 301.7701-2(b)(2) has been made by any AVR Entity.

(h)           None of the AVR Entities is obligated to make any payments, and is not a party to any agreements or other arrangements, that would be subject to Section 280G or 409A of the Code.

(i)           None of the AVR Entities (i) has been a member of an affiliated group of corporations filing consolidated federal income tax returns; (ii) has any liability for Taxes for any entity under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (iii) is a party to any tax allocation or sharing agreement; or (iv) has any liability under the unclaimed property or abandoned property provisions of any jurisdiction.

(j)           None of the AVR Entities (i) has received written notice of any claim from a taxing authority in any jurisdiction (other than a jurisdiction in which such AVR Entity regularly files Tax Returns) that the AVR Entity is, or may be, subject to taxation in that jurisdiction; (ii) has indebtedness that consists of “corporate acquisition indebtedness” within the meaning of section 279 of the Code; or (iii) has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treas. Reg. Section 1.6011-4.

4.18.           Insurance.  Set forth on Section 4.18 of the Disclosure Schedule is a correct and complete list of all insurance policies owned by each of the AVR Entities.  The insurance policies set forth on Section 4.18 of the Disclosure Schedule are in full force and effect.  No AVR Entity has received any written notice of cancellation or intent to cancel or increase premiums with respect to present insurance policies nor, to the Knowledge of the Trust, is there any basis for any such action.  Except as set forth on Section 4.18 of the Disclosure Schedule, there are no pending claims with any insurance company or any instances of a denial of coverage of an AVR Entity by any insurance company.

4.19.           Brokers.  Except for MTS Health Partners, L.P., neither the Trust nor an AVR Entity has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.20.           Environmental Matters.

(a)           Except as set forth on Section 4.20 of the Disclosure Schedule, each AVR Entity is in material compliance with all Environmental Laws except to the extent that, individually or in the aggregate, such noncompliance would not be reasonably likely to have a Company Material Adverse Effect;

(b)           There are no Actions pending, or to the Knowledge of the Trust, threatened against an AVR Entity which assert any claim or seek any Remedial Action in connection with any Environmental Law;

(c)           To the Knowledge of the Trust, no AVR Entity is subject to any Action or Order, judgment, or settlement alleging or addressing a violation of, or liability under, any Environmental Law or with respect to any Remedial Action or Release or threatened Release of a Hazardous Material;

(d)           To the Knowledge of the Trust, no AVR Entity has received, any written notice to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Hazardous Material;

(e)           To the Knowledge of the Trust, the transactions contemplated by this Agreement are not subject to the requirements of any state environmental transfer statutes; and

(f)           Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 4.20 are the only representations and warranties made by an AVR Entity with respect to matters arising under Environmental Laws or relating to Hazardous Materials.

4.21.           Product and Service Warranties.  No product manufactured, sold, leased, licensed, delivered or installed by an AVR Entity is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease and license.  Except as set forth on Section 4.21 of the Disclosure Schedules, (i) the Company has received no written notice of any material liability arising out of any injury to any individual or property as a result of the ownership, possession, or use of any product designed, distributed, sold, leased, delivered or placed into the stream of commerce by the Company; (ii) since January 1, 2007, Company has received no written notice of any alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any product designed, distributed, sold, leased, delivered or placed into the stream of commerce by the Company; and (iii) there has not been any occurrence involving any product recall, rework or retrofit relating to any product designed, distributed, sold, leased, delivered or placed into the stream of commerce by the Company.

4.22.           FDA and Regulatory Matters.

(a)           Except as set forth on Section 4.23 of the Disclosure Schedule, each AVR Entity has operated and currently is in compliance in all material respects with the Good Laboratory Practices (the “GLP”) of the U.S. Food and Drug Administration (the “FDA”) and any other federal, state, local or foreign regulatory agency exercising comparable authority to the FDA, except for instances of noncompliance which would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(b)           No AVR Entity has received any written notice or other written communication from the FDA or any other Governmental Authority alleging any material violation of any material Laws by such entity relating to its business.

(c)           Each filing or submission to the FDA and any similar Governmental Authority in any other jurisdiction made by an AVR Entity, was true, accurate and complete as of the date made.  Each AVR Entity having made such a filing or submission has notified the FDA and all such Governmental Authorities of any changes to such filing or submission as required by Law.

(d)           Each AVR Entity possesses all certificates, authorizations, permits, clearances and approvals issued by the FDA and all material certificates, authorizations, permits, clearances and approvals issued by comparable foreign Governmental Authorities necessary to conduct its business and to produce, market and distribute its products (“Permits”).  Each AVR Entity has fulfilled all material obligations under each Permit, and no event has occurred that would reasonably be expected to constitute a material violation or to cause revocation or termination of any such Permit. No AVR Entity has any knowledge that the FDA or any other comparable Governmental Authority is considering limiting in any material respect, suspending or revoking any such Permit.

(e)           There is no materially false or misleading information or material omission in any product application or other submission made by an AVR Entity to the FDA or any comparable Governmental Authority.

4.23.           Accounts Receivable.  Section 4.23 of the Disclosure Schedule is a list of accounts receivable of the Company that is substantially correct as of the date hereof.  Except as set forth on Section 4.23 of the Disclosure Schedule, the accounts receivable of the Company: (a) are valid and genuine; (b) have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business; and (c) are not, to the Knowledge of the Trust, subject to valid defenses, set-offs, or counterclaims.

4.24.           Inventories. The inventories of the Company do not include any material items which are obsolete, below standard quality or of a quality or quantity not usable or saleable at less than cost in the normal course of business, consistent with past practice, except for items the value of which has been written-down on the Latest Financial Statements to net realizable value, all on a basis consistent with prior periods.

4.25.           Unlawful Benefits.  Except as set forth on Section 4.25 of the Disclosure Schedules, neither the Company, the Shareholder, nor any of their Affiliates, or any other Person on behalf of the Company, in connection with the conduct of the business of the Company, directly or indirectly, has given, or has agreed to give, any significant gift or similar benefit to any supplier, customer or potential employee of the Company, or any other Person who was, is or may be, in a position to help or hinder the Company (or assist in connection with any actual or potential transaction) under circumstances that involve a violation of any applicable law which was then in effect and which could reasonably be expected to subject the Company to any material damage or penalty.

4.26.           Title to Trust Shares.  Each of the Shareholders represents and warrants to Purchaser as of the date hereof and as of the Closing Date, as follows:

(a)           Such Shareholder has good, clear, record (if appropriate), merchantable and marketable title to all of the Trust Shares owned by it, free and clear of all claims, liens, encumbrances, and agreements of every kind, nature and description.

(b)           Section 4.26 of the Disclosure Schedule contains a true and complete list of the Trust Shares owned by such Shareholder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Shareholders, as of the date hereof, except as disclosed by the Purchaser in the Disclosure Schedule, dated as of the date of this Agreement and delivered by the Purchaser to the Shareholders simultaneously herewith (which Disclosure Schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate; provided, however, that any item that is disclosed in a particular section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the Disclosure Schedule to the extent that its relevance to such other section or subsection is reasonably clear on the face of such item):

5.1.           Organization, Good Standing and Qualification.  Purchaser (a) is a corporation (or other entity) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or other formation), and (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement, each of the Related Agreements and any other agreement, certificate or instrument to be executed and delivered by it pursuant to the terms of this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

5.2.           Authorization; Binding Agreement.  The execution and delivery by Purchaser of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or any Related Agreement to which Purchaser is a party or to consummate the transactions so contemplated hereby and thereby.  This Agreement has been, and each of the Related Agreements to which Purchaser is a party, when executed and delivered by the Purchaser (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), will be, duly and validly executed and delivered by such party, and this Agreement constitutes, and each Related Agreement to which Purchaser is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of Purchaser enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3.           Consents and Approvals.  The execution and delivery by Purchaser of this Agreement, the Related Agreements to which Purchaser is a party, or any other instrument or document required by this Agreement to be executed and delivered by Purchaser do not, and the performance of this Agreement, the Related Agreements to which it is a party and any other instrument or document required by this Agreement to be executed and delivered by Purchaser shall not, require Purchaser or any of their respective Subsidiaries to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except as set forth in Section 5.3 of the Disclosure Schedule, if any.

5.4.           No Violation.  The execution, delivery, compliance with and performance by Purchaser of this Agreement or any of the Related Agreements to which Purchaser is a party and each of the other documents and instruments delivered in connection therewith do not and will not (a) violate or contravene the Articles of Incorporation or by-laws, each as amended to date, of Purchaser, (b) violate or contravene any Law or Order to which Purchaser is subject, or (c) materially conflict with or result in a breach of or constitute a default by Purchaser under any material Contract to which Purchaser is a party or by which Purchaser or any of its respective assets or properties are bound or to which Purchaser or any of its respective assets or properties are subject.

5.5.           Financial Capability.  Purchaser has and will have available to it at the Effective Time sufficient funds to consummate all of the transactions contemplated in this Agreement, including, without limitation, the purchase of all of the Trust Shares in the manner provided herein.

5.6.           Management Arrangements.  The Purchaser has provided the Shareholders with true, correct and complete copies of (a) all contracts and agreements, if any, and (b) summaries of any arrangements or understandings, of which Purchaser has knowledge, in each case between the Purchaser or the Company, on the one hand, and any of the officers, employees and directors of the Company (or any of its Affiliates), on the other hand, that would become effective upon consummation of the transactions contemplated herein.

5.7.           Solvency.  As of the Effective Time, the Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market  value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay them as they become due.

5.8.           Legal Proceedings.  There are no Actions pending or, to the knowledge of Purchaser, threatened by or against Purchaser, whether at law or in equity, or before or by any Governmental Authority, which would reasonably be expected to materially adversely affect such party’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

5.9.           Acknowledgements by Purchaser.  Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the AVR Entities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the representations and warranties of the Trust expressly and specifically set forth in Article IV of this Agreement, including the Disclosure Schedule (and any updates thereto).  SUCH REPRESENTATIONS AND WARRANTIES MADE BY THE TRUST CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE TRUST TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV OF THIS AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE AVR ENTITIES AND ANY SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM PREVIOUSLY DELIVERED TO PURCHASER) ARE SPECIFICALLY DISCLAIMED BY THE AVR ENTITIES AND THE SHAREHOLDERS.

ARTICLE VI
COVENANTS

6.1.           [RESERVED].

6.2.           [RESERVED].

6.3.           Cooperation; Other Approvals, Filings and Consents; Further Assurances.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, and by the Related Agreements and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VII, as applicable to each of them.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b)           Each party hereto shall, as promptly as practicable, use commercially reasonable efforts to obtain all other necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.  Each party hereto shall act in good faith and reasonably cooperate with the other parties hereto in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto.  To the extent not prohibited by Law, each party to this Agreement shall use commercially reasonable efforts to furnish to the other parties hereto all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement.  Each of the Shareholders, on the one hand, and Purchaser, on the other, shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Approval.  Neither the Shareholders and any of the AVR Entities, on the one hand, nor Purchaser or any of their respective Subsidiaries, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such Approval, investigation or other inquiry without giving Purchaser or the Shareholders, as the case may be, prior notice of the meeting and discussing with Purchaser or the Shareholders, as the case may be, the advisability of Purchaser’s or the Shareholders’ representatives, as the case may be, participating in such meeting or conversation.

6.4.           [RESERVED].

6.5.           [RESERVED].

6.6.           Public Announcements.  Purchaser, on the one hand, and the Shareholders, on the other, shall consult with and obtain the approval (which approval shall not be unreasonably withheld) of the other party before issuing any press release or other public announcement with respect to this Agreement, and no party hereto shall issue or cause to be issued any such press release prior to such consultation and approval, except to the extent required by applicable Law (including requirements of stock exchanges and other similar regulatory bodies), in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement to attempt to agree upon mutually satisfactory text.  Upon the Closing, Purchaser and the Shareholders shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

6.7.           Directors’ and Officers’ Insurance.  Purchaser shall, pursuant to the provisions of Purchaser’s Certificate of Incorporation and by-laws, indemnify and hold harmless the present and former officers, directors and trustees of each AVR Entity in respect of acts or omissions occurring while such persons are or were officers, directors or trustees of an AVR Entity, or acting in any other capacity on behalf of an AVR Entity, to the same or greater extent as is provided with respect to the trustees, officers and directors of the Trust under the Trust’s Declaration of Trust and by-laws as of the date of this Agreement.  Purchaser shall not amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons; provided, that, such indemnification shall be subject to any limitation imposed from time to time under applicable Law. In addition, as of the date hereof, Purchaser shall have taken such action necessary to provide coverage for any current or former officers, directors or trustees of each AVR Entity under Purchaser’s directors’ and officers’ liability insurance policy with respect to any actions or omissions by such directors, officers and trustees occurring prior to the date hereof, and shall maintain coverage for such officers, directors and trustees under Purchaser’s then existing directors’ and officers’ liability insurance policy for a period of six (6) years from the Closing Date on terms with respect to coverage and amount no less favorable in the aggregate than those of the applicable policy in effect on the date hereof.

6.8.           Books and Records.  Following the Closing Date, Purchaser shall afford the Shareholders and their representatives reasonable access, during normal working hours, to the books and records of the Company and its Subsidiaries (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested); provided, however, that as a condition to providing such access, the Shareholders and their representatives shall agree to enter into a confidentiality agreement in form and substance reasonably satisfactory to Purchaser and the Shareholders.  Neither Purchaser nor any Affiliate of Purchaser shall destroy any such books and records of an AVR Entity until the later of the expiration of any requirement of Law and the sixth anniversary of the Effective Time.

6.9.           Employee Benefits.  The Company covenants and agrees to maintain each of the AVR Plans through Closing.  Purchaser agrees and covenants to be financially responsible for all 2011 Accrued Vacation and all severance (other than the Incentive Stay Bonuses, 2010 Accrued Vacation, and those payments owing to Neil Donnenfeld pursuant to the Company Incentive Share Plan for Neil Donnenfeld, dated as of October 1, 2000, as amended, and Neil Donnenfeld’s severance letter agreement, dated as of June 7, 2010, as amended (but not including any long-term care insurance payments with respect to Neil Donnenfeld)) that may arise or otherwise be paid in connection, directly or indirectly, with the transactions contemplated in this Agreement.  The Shareholders agree and covenant to be financially responsible for the Incentive Stay Bonuses, 2010 Accrued Vacation and those payments owing to Neil Donnenfeld pursuant to the Company Incentive Share Plan for Neil Donnenfeld, dated as of October 1, 2000, as amended, and Neil Donnenfeld’s severance letter agreement, dated as of June 7, 2010, as amended (but not including any long-term care insurance payments with respect to Neil Donnenfeld).  With respect to the Company’s semi-annual bonus payment to its employees, which is based on and subject to the Company’s performance, the financial responsibility for the accelerated June payments to the employees that are being made at the Closing shall be borne 2/3 by the Shareholders and 1/3 by the Purchaser, even if paid by the Shareholders, and the Working Capital adjustment provided for in Section 3.1 will reflect the foregoing agreement of the Parties.  The Parties all agree that items for which the Shareholders are financially responsible pursuant to the terms of this Agreement, if paid by the Shareholders at or subsequent to the Closing, shall be removed from among the liabilities that are reflected in the Working Capital as of the Closing Date and shall not reduce the amount of Working Capital as of the Closing Date (even if paid on or subsequent to the Closing Date) including, without limitation, for purposes of determining the amount payable pursuant to Section 3.1(c).  For purposes of determining eligibility, vesting and benefit accruals under the employee benefit plans of Purchaser and for purposes of providing benefits to employees of an AVR Entity or a Plan Affiliate who continue their employment with the Purchaser, an AVR Entity or any Plan Affiliate on and after the Closing Date (each, a “Continuing Employee” and such employee benefit plans, the “Purchaser Benefit Plans”), Purchaser shall for purposes of determining whether the Continuing Employee has met the eligibility service requirements of a Purchaser Benefit Plan and upon each applicable Continuing Employee’s commencement of participation in an applicable Purchaser Benefit Plan for purposes of vesting and, to the extent applicable, for purposes of benefit accrual, credit each Continuing Employee with his or her cumulative years of service (or applicable portion thereof, as the case may be) with the AVR Entities and any Plan Affiliates, and any predecessor entities prior to the Continuing Employee’s commencement of participation in the Purchaser Benefit Plan, except that Continuing Employees shall receive no such credit (i) to the extent that such credit would result in a duplication of benefits, (ii) under any newly-established Purchaser Benefit Plan for which similarly-situated employees of Purchaser do not receive credited service, or (iii) under Purchaser Benefit Plans which are defined benefit pension plans or money purchase plans.  Purchaser shall cause any applicable service or benefit plan provider providing the Purchaser Benefit Plans that are “group health plans” (within the meaning of Section 5000(b)(1) of the Code), to the extent it is lawful, to waive any pre-existing condition exclusions or waiting periods for Continuing Employees and shall credit such Continuing Employees (and their dependents) for any deductibles and out-of-pocket expenses paid under the applicable Continued Employee Plans in the year of initial participation in the applicable Purchaser Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) except to the extent a Continuing Employee (or dependent) was excluded from coverage under the applicable AVR Plans.  Purchaser shall take all necessary actions to effectuate the provisions of this Section 6.9 including, without limitation, adopting any necessary amendments to the Purchaser Benefit Plans.  Purchaser shall satisfy and be fully responsible for any and all COBRA obligations that arise with respect to any “M&A Beneficiary” (as such term is defined in as defined in Treasury Reg. Sec. 54.4980B-9, Q&A 4) entitled to elect continuation coverage pursuant to COBRA as a result of a “qualifying event” that occurred on or prior to the Closing Date or in connection with the transactions contemplated by this Agreement, in accordance with Treasury Regulation § 54.4980B-9, Q&A 8(c).

6.10.           Tax Matters.

(a)           Shareholders will file, or cause to be filed, up through and following the Closing Date, timely federal (and to the extent applicable, state and local) Tax Returns for the AVR Entities with respect to any taxable year or period commencing before and ending on or before the Closing Date. As a consequence of the Section 338(h)(10) Election (defined below), the Shareholders will cause the final S Corporation income Tax Returns of the Company to be prepared to reflect the Section 338(h)(10) Election.  Purchaser will file, or cause to be filed, timely federal (and to the extent applicable, state and local) Tax Returns for the AVR Entities for all periods and all other Tax Returns required to be filed for the AVR Entities (taking into account all duly obtained extensions) for all periods commencing after the Closing Date as well as for any taxable year or period commencing before and ending after the Closing Date, in such case in accordance with the provisions of Section 6.10(d).

(b)           Each of the AVR Entities, Shareholders, Purchaser and Parent agree to provide the other party with such information as is necessary or appropriate to permit such other party to fulfill its tax filing requirements hereunder.

(c)           Purchaser shall be liable for and shall indemnify the Shareholders for the Taxes of the AVR Entities for any taxable year or period that begins after the Closing Date, and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date.  The Shareholders shall be liable for and shall indemnify the Purchaser for the Taxes of the AVR Entities, including without limitation the Section 6.10(i) Tax Liability (as defined below), for any taxable year or period that begins prior to the Closing Date and ends on or prior to the Closing Date, and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on the Closing Date. The amount of the indemnification payment required under this Section 6.10(c) shall be determined on an “after tax” basis (and “grossed-up,” if appropriate) taking into account whether the Taxes incurred are deductible for income tax purposes and whether the indemnification payments are includible in taxable income.

(d)           For purposes of this Section 6.10, whenever it is necessary to determine pursuant to Section 6.10(c) the liability for Taxes of the AVR Entities for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the AVR Entities for the portion of the taxable year or period ending on the Closing Date, and for the portion of the taxable year or period beginning after the Closing Date shall be determined by assuming that each AVR Entity had a taxable year or period which ended at the Effective Time, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

(e)           Beginning on the Closing Date, the Shareholders shall have the right to control any Tax examination, audit, inquiry or Tax-related proceeding with a governmental entity (“Proceeding”) with respect to any of the AVR Entities, regardless of when such Proceeding commenced, to the extent that such Proceeding involves or may involve (i) any portion of the taxable year or period preceding the Closing Date or (ii) any Tax liability of the Shareholders.  The Purchaser shall promptly notify Shareholders in writing upon the receipt by Purchaser, any of its Affiliates or the AVR Entities, of notice of any Proceeding.  Purchaser shall have the right to be kept informed of significant issues in such Proceedings, if requested, and none of the AVR Entities nor Purchaser shall have any right to settle any portion of a Proceeding without the prior written consent of Shareholders, which consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Shareholders shall not enter into any settlement or otherwise compromise any Tax matter with respect to any Proceeding if such settlement or compromise may adversely affect the Tax liability of the Purchaser or the AVR Entities for any taxable year or period ending after the Closing Date, without the prior written consent of the Purchaser, which consent may not be unreasonably withheld or delayed.

(f)           Purchaser, Parent and the AVR Entities shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser, Parent and the AVR Entities agree (A) to retain all books and records with respect to Tax matters pertinent to the AVR Entities relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser, Parent and the AVR Entities, as the case may be, shall allow the other party to take possession of such books and records.

(g)           Purchaser, Parent and the AVR Entities further agree, upon Shareholders’ reasonable request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby) with respect to any taxable year or period commencing prior to the Closing Date; provided that such action does not adversely affect, and is not likely to adversely affect, the Tax liability of the Purchaser or the AVR Entities for any taxable year or period ending after the Closing Date

(h)           All tax-sharing agreements or similar agreements with respect to or involving any of the AVR Entities shall be terminated as of the Closing Date and, after the Closing Date, none of the AVR Entities shall be bound thereby or have any liability thereunder.

(i)           At Purchaser’s request, the Shareholders shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law) with respect to the purchase and sale of the Trust Shares hereunder (the “Section 338(h)(10) Election”).  In furtherance of the preceding sentence and except as otherwise delivered pursuant to Section 7.2 hereof, the Shareholders shall complete, execute and deliver to Purchaser such documents or forms as Purchaser shall request or as are required by applicable law to effect the Section 338(h)(10) Election (including IRS Form 8023).  If the Section 338(h)(10) Election is made, each AVR Entity and the Shareholders, as applicable, shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their respective income Tax Returns to the extent required by applicable Tax law, and shall take no position inconsistent with treating the purchase by Purchaser of the Trust Shares as a transaction to which Section 338(h)(10) applies.  As a consequence of Section 338(h)(10) Election, the Shareholders shall also pay, and remit with the final S corporation income Tax Returns, any Tax imposed on an AVR Entity attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Section 1374 of the Code, (ii) any Tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(5), and (iii) any state, county, city, local or foreign Tax imposed on an AVR Entity’s gain, if any (collectively, the “Section 6.10(i) Tax Liability”).

(j)           As a consequence of Section 338(h)(10) Election, the Purchase Price and the liabilities (to the extent included in “amount realized” for U.S. federal income tax purposes) of the AVR Entities shall be allocated among the assets of the AVR Entities in accordance with the principles and methodology  set forth on Schedule 6.10(j) and pursuant to Section 338 of the Code.  An estimated allocation of the Purchase Price and liabilities among assets of the AVR Entities as tentatively agreed to by Purchaser and Shareholders shall be made on or before the Closing Date.  Within 60 calendar days after the Closing Date, Purchaser and Shareholders shall use their reasonable best efforts to reach a final agreement regarding how the Purchase Price shall be allocated for tax purposes, taking into account the Working Capital adjustment hereunder, such agreed upon allocation being referred to as the “Final Allocation.”  The Purchase Price and the liabilities (to the extent included in “amount realized” for U.S. federal income tax purposes) of the AVR Entities shall be allocated among the assets of the AVR Entities in accordance with the agreed upon Final Allocation and pursuant to Section 338 of the Code.  Purchaser, the Shareholders and each of their respective Affiliates shall file all Tax Returns (including IRS Form 8883) in a manner consistent with such Final Allocation and none of the parties will voluntarily take any position inconsistent with such Final Allocation in any inquiry, assessment or other similar event relating to Taxes, including in any refund claim, litigation or otherwise, unless otherwise required by applicable Laws.  The Shareholders and Purchaser shall each be responsible for and shall pay for his/its professional fees incurred in connection with the Section 338(h)(10) Election.

(k)           Each Shareholder agrees that prior to the Closing, the Sellers’ Representative shall notify Purchaser, in writing, of the amounts of the estimated Excess Taxes (as defined below) (such estimated amount, the “Estimated Excess Taxes”) and provide reasonable evidence to substantiate the amounts of such Estimated Excess Taxes. The Estimated Excess Taxes shall be attached hereto on Schedule 6.10(k).  The term “Excess Taxes” shall mean the amount, if any, by which the Taxes payable by the Shareholders or any AVR Entity (and in the case of an AVR Entity, only with respect to the Massachusetts “sting tax”) for the taxable year with respect to which the Section 338(h)(10) Election is made exceeds the amount of Taxes the Shareholders or any AVR Entity (and in the case of an AVR Entity, only with respect to the Massachusetts “sting tax”) would have paid with respect to such taxable year had the Section 338(h)(10) Election not been made.  Any calculation of the amount of the Estimated Excess Taxes or Excess Taxes (as provided in Section 6.10(l)) shall be on an “after-tax” basis and shall be “grossed-up” to provide that after the payment of applicable Taxes on such amount by the Shareholders or any AVR Entity (and in the case of an AVR Entity, only with respect to the Massachusetts “sting tax”), the net amount actually received by the Shareholders equals the full amount the Shareholders would have received had no such Excess Taxes been payable on such amounts by the Shareholders or any AVR Entity (and in the case of an AVR Entity, only with respect to the Massachusetts “sting tax”).

(l)           As soon as practicable after the Closing Date, but in no event more than thirty (30) days following the agreement of the parties as to the Final Allocation in paragraph (j) of this Section 6.10, the Sellers’ Representative shall provide Purchaser with evidence and supporting documentation of the amount of the actual Excess Taxes, if any, required to be paid by the Shareholders or any AVR Entity and the actual date(s) of payment thereof.  If for any reason, Purchaser does not agree with the Sellers’ Representative’s calculation of the actual Excess Taxes, including any discrepancy between the Estimated Excess Taxes provided in paragraph (k) above and the actual Excess Taxes reported under this paragraph (l), Purchaser shall notify the Sellers’ Representative of the disagreement within five (5) days of receiving a copy of such evidence and supporting documentation, and the parties shall consult and endeavor to resolve in good faith any disputes regarding such calculation.  If they are unable to resolve such dispute, it shall be submitted to the Neutral Auditors and resolved in a manner similar to that outlined in Section 3.1(b).  Promptly upon resolution of any such dispute, or if there is no dispute, within the five (5) day period just described above, either (A) the excess, if any, of the Excess Taxes (“grossed up” as provided above) over the Estimated Excess Taxes (“grossed up” as provided above) shall be paid by Purchaser to the Shareholders, or (B) the excess, if any, of the Estimated Excess Taxes (“grossed up” as provided above) over the Excess Taxes (“grossed up” as provided above) shall be paid to Purchaser by the Shareholders (the “Excess Tax Adjustment”).  In the event of final determination of tax liability that results in any increase in the total amount of the Excess Taxes payable by the Shareholders or any AVR Entity, the Purchaser shall promptly pay to the Shareholders the amount of such increase on an “after-tax” basis (and “grossed up” as provided in 6.10(k) above); provided, that the Shareholders shall promptly notify Purchaser of any such proceedings that may result in any increase in Excess Taxes, and the Purchaser shall have the right to control all such proceedings.  Any amounts payable pursuant to this Section 6.10(l) shall be paid by wire transfer of immediately available funds to an account designated by the recipient(s).  The Shareholders and the Purchaser acknowledge and agree that the total amount of Estimated Excess Taxes, as adjusted by the amount of Excess Tax Adjustment, so paid by the Purchaser to the Shareholders shall constitute an adjustment to the Purchase Price.  Purchaser, the AVR Entities and the Shareholders and each of their respective Affiliates shall file all Tax Returns in a manner consistent with the foregoing sentence and none of the Parties will voluntarily take any position inconsistent therewith in any inquiry, assessment or other similar event relating to Taxes, including in any refund claim, litigation or otherwise, unless otherwise required by Law.

6.11.           [RESERVED].

6.12.           Covenant Not To Compete.

(a)           Each Shareholder acknowledges that his/her work for the Business has given him/her access to trade secrets of and confidential information concerning the Business, including, without limitation, information concerning its organization and operations, business and affairs, proprietary information, “know-how,” customer and supplier lists and relationships, details of client or consultant contracts, pricing policies, financial information, operational methods, marketing and advertising plans or strategies, business acquisition plans, new personnel acquisition plans, projects of the Business, financing/financial projections, budget information and procedures, and research products (collectively, the “Trade Secrets”); (iii) the agreements and covenants contained in this Section 6.12 are essential to protect the Business and goodwill of the Business; (iv) the types of employment which are prohibited by this Section 6.12 are narrow and reasonable in relation to the skills which represent such Shareholder’s salable assets to prospective employers and (v) the geographical scope of the provisions of this Section 6.12 is reasonable, legitimate and fair to such Shareholder in light of the Business’s need to market its services and sell its products in order to make the Business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which such Shareholder is qualified to earn a livelihood.  Each Shareholder further acknowledges and agrees that the provisions of this Section 6.12 are reasonable and necessary to protect the legitimate business interests of the Business.  Each Shareholder shall not contest that (i) the Purchaser’s remedies at law for any breach or threat of breach by a Shareholder or by any of his/her “Related Persons (as defined below) acting indirectly for such Shareholder’s benefit of the provisions of this Section 6.12 are adequate, or (ii) the Purchaser is entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.12 and to enforce specifically such terms and provisions, in addition to any other remedy to which the Purchaser may be entitled at law or equity.  “Related Person” means, with respect to a particular Person, any other Person directly or indirectly controlled by or under common control with, such Person and, with respect to an individual, any other individual that is a member of the individual’s immediate family (by blood, marriage or adoption), a member of the individual’s household, an entity in which the individual participates in management, or an employee or employer of the individual.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and shall be construed in accordance with the rules promulgated under the Securities Act of 1933, as amended.

(b)           For a period of five (5) years after the Closing Date (the “Noncompete Period”), each Shareholder shall not directly or indirectly, through an affiliate or otherwise, conduct, manage, operate, engage, participate in, control or have an ownership interest in any business, firm, sole proprietorship, corporation, partnership, limited liability company, joint venture or other entity, enterprise or association that is located, doing business or about to become engaged, anywhere in the United States and anywhere wherein Purchaser or any other Subsidiaries or Affiliates of Purchaser operate during the Noncompete Period (“Territory”), in any business which competes directly or indirectly, with Purchaser’s business, provided, however, that the foregoing restrictions shall not prevent any Shareholder from owning less than a three percent (3%) interest in the outstanding capital stock of any publicly traded company that may compete, directly or indirectly, with Purchaser’s business.

(c)           During the Noncompete Period, each Shareholder shall not, directly or indirectly, through an affiliate or otherwise, except with the prior written consent of Purchaser, (i) call-on, solicit or induce, or attempt to solicit or induce, any employee or staff member of Purchaser’s business to leave the employ of Purchaser or any of its Affiliates for any reason whatsoever, or provide employment, either on a full-time basis or part-time or consulting basis, to any person who then currently is, or who within six (6) months immediately prior thereto was, an employee of or staff member of Purchaser’s Business; or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to or interruption of any existing relationship of Purchaser or any of its Affiliates with any client, strategic partner, distributor, customer or supplier of Purchaser or any of its Affiliates (including soliciting or encouraging any such client, strategic partner, distributor, customer or supplier to discontinue or reduce its business with Purchaser or any of its Affiliates).

(d)           If any provision of this Section 6.12 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.  Without limitation of the foregoing: (1) any one or more of clauses (a), (b), (c) or (d) of this Section 6.12 may be so severed from the remainder of this Agreement; (2) any one or more of the provisions of this Section 6.12 may be so severed from the remainder of this Agreement; (3) the Territory shall be construed as if each state and/or county therein were listed in a separate clause which may be so severed; and (4) the Noncompete Period and the periods referred to in this Section 6.12 shall be construed as if each month therein were listed in a separate clause which may be so severed.

(e)           Since a violation of this Section 6.12 will result in irreparable harm to the Business and Purchaser, for which money damages alone would not adequately compensate, if any of the Shareholders directly or by any of his/her Related Persons acting indirectly for such Shareholder’s benefit violates any of the provisions of this Section 6.12, Purchaser shall be entitled to an injunction, without bond, restraining the commission or continuation of any violation of this Section 6.12 by such person, or any other appropriate decree of specific performance.  Such remedies shall not be exclusive and shall be in addition to any other remedy that Purchaser may have.

(f)           Should Purchaser file suit to enforce this Section 6.12, Noncompete Period shall be tolled during the pendency of the suit and then shall continue running upon a finding by the court that a Shareholder has violated this Section.

(g)           The Parties agree to allocate the amount of $1,000 in the aggregate to the non-competition agreement being provided by the Shareholders under this Section 6.12.  Purchaser, the AVR Entities and the Shareholders and each of their respective Affiliates shall file all Tax Returns in a manner consistent with the foregoing allocation and none of the Parties will voluntarily take any position inconsistent therewith in any inquiry, assessment or other similar event relating to Taxes, including in any refund claim, litigation or otherwise, unless otherwise required by Law.

6.13.           Release.  The Shareholders, on behalf of themselves and their respective beneficiaries, trustees, agents, attorneys, representatives, successors, assigns and heirs, but only in their capacities as such (collectively, the "Releasing Parties"), hereby, irrevocably and unconditionally, fully and forever acquit, release and covenant not to sue, except to the extent permitted below, the Company and its Subsidiaries and the Purchaser, and their respective Affiliates, representatives, predecessors, successors and assigns (collectively, the "Releasees"), from any and all actions, claims, charges, demands, damages, losses, obligations, liabilities, costs, expenses (including, without limitation, reasonable attorneys' fees and court costs), causes of action, debts, contracts, torts, covenants, fiduciary duties, responsibilities, suits and judgments, at law or in equity, of every nature and kind (the “Claims”) that the Releasing Parties have, may have had or may have in the future against the Releasees, whether known or unknown, for all matters relating to, arising out of or in connection with the status of the undersigned as a stockholder, officer, manager and/or director of the Company or its Subsidiaries from the beginning of time through the date hereof, except that notwithstanding any of the foregoing, nothing in this Agreement or this Section 6.13 shall apply, or be construed to apply, to any Claims a Releasing Party may have against a Releasee (i) pursuant to or otherwise related to this Agreement or any contract or agreement entered into in connection herewith or that may be entered into at or after the Closing, including, but not limited to, Claims related to the benefits, rights and protections to be provided pursuant to Section 6.7 of this Agreement, (ii) for any failure to perform any obligation required to be performed under this Agreement, (iii) for fraud, intentional misrepresentation or wrongful act, and (iv) for indemnification in accordance with the Certificate of Incorporation and by-laws of the Company, the Declaration of Trust and by-laws of the Trust, the limited liability company agreement of AVP, the Certificate of Incorporation and by-laws of Purchaser, Section 6.7 hereof or any insurance policy (including, without limitation, those referenced in Section 6.7 hereof).  The release set forth in this Section 6.13 shall be binding upon the Releasing Parties and their respective successors and assigns and shall inure to the benefit of the Releasees and their respective successors and assigns.

ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING

7.1.           Conditions to Obligation of Each Party to Effect the Transactions Contemplated Herein.  The parties acknowledge that as of the date hereof, the following conditions have been satisfied:

(a)           Governmental Approvals.  All Approvals of, or declarations or filings, with, or termination or expirations of waiting periods imposed by any Governmental Authority required to be obtained or made (or to have been terminated or to have expired) in order to consummate the transactions contemplated herein, if any, have been obtained or made (or have been terminated or have expired).

(b)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition is in effect which prevents the consummation of the transactions contemplated herein, nor is any proceeding by any Governmental Authority seeking any of the foregoing pending, and there has not been any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated herein, which makes the consummation of the transactions contemplated herein illegal.

7.2.           Additional Conditions to Obligations of Purchaser.  The following additional conditions have been satisfied

(a)           Consents.  Each of the Company Third Party Consents has been received.

(b)           Trustee’s Certificate.  A trustee of each Shareholder has delivered to the Purchaser a certificate of such trustee certifying (i) the Declaration of Trust of such Shareholder, (ii) the Bylaws of such Shareholder, (iii) true and correct copies of the resolutions of the trustees of such Shareholder approving the Agreement and the transactions contemplated herein, and (iv) the incumbency of the trustee executing this Agreement on behalf of such Shareholder.

(c)           Company Certificate.  A certified copy of the articles of incorporation and by-laws of the Company as well as a certificate of the Secretary or other officer charged with maintaining corporate records of each of the Company certifying as to the resolutions or other corporate actions taken authorizing the executing, delivery and performance of this Agreement and all related agreements, as applicable, as well as the incumbency of the directors and officers of the Company, has been delivered;

(d)           Good Standing Certificates.  The Shareholders have delivered to Purchaser with respect to the Company, the Trust and AVP, a certificate of good standing from the Secretary of State of its jurisdiction of incorporation or organization.

(e)           FIRPTA Certificate.  The Shareholders have delivered to Purchaser a certification (in such form as may be reasonably requested by counsel to Purchaser) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h).

(f)           Employment Agreements.  Each of the employees identified on Schedule 7.2(f) has entered into an employment (permanent or temporary) agreement with the Company in a form acceptable to Purchaser.

(g)           Form 8023. An IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) containing the correct name, address, taxpayer identification number and tax year of the Shareholders and the correct information required with respect to the Company, and any other analogous or corresponding form required to be filed with any state, local or foreign governmental authority to effect the Section 338(h)(10) Election, executed by the Shareholders, has been delivered in a manner satisfactory to Purchaser.

(h)           Related Agreements.  Each of the Related Agreements have been executed and delivered to Purchaser.

7.3.           Additional Conditions to Obligations of the Shareholders.  The following additional conditions have been satisfied:

(a)           Consents.  Each of the Purchaser Third Party Consents set forth in Section 7.3(c) of the Disclosure Schedule have been received in form and substance reasonably satisfactory to the Shareholders.

(b)           Purchaser Secretary Certificate.  Purchaser has delivered to the Shareholders certificates of its secretary or assistant secretary certifying (i) its organizational documents, (ii) true and correct copies of the resolutions of its Board of Directors approving the Agreement and the transactions contemplated herein and (iii) the incumbency of its officers executing this Agreement on its behalf.

(c)           Related Agreements.  Each of the Related Agreements to which Purchaser is a party have been executed and delivered.

ARTICLE VIII
EXPENSES

8.1.           Expenses.

(a)           Except as otherwise specified in Section 8.1(b) below, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and investment banking fees (“Transaction Expenses”), shall be paid by the party incurring such Transaction Expenses, whether or not the transactions contemplated hereunder are consummated.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, including, but not limited to, Section 6.10, (i) all sales, transfer and similar Taxes (but excluding any Taxes resulting from income received or required to be recognized by any of the recipients of the Purchase Price), if any, incurred by the Shareholders or an AVR Entity as a result of the consummation of the transactions contemplated hereby, (ii) all filing fees payable to any Governmental Authority pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the transactions contemplated hereby, and (iii) all 2011 Accrued Vacation and all severance (other than the Incentive Stay Bonuses, 2010 Accrued Vacation, and those payments owing to Neil Donnenfeld pursuant to the Company Incentive Share Plan for Neil Donnenfeld, dated as of October 1, 2000, as amended, and Neil Donnenfeld’s severance letter agreement, dated as of June 7, 2010, as amended (but not including any long-term care insurance payments with respect to Neil Donnenfeld), each as may be due pursuant to certain contractual obligations of the Company entered into by the Company prior to the Closing Date) that may arise or otherwise be paid in connection, directly or indirectly, with the transactions contemplated in this Agreement, shall be economically borne by the Purchaser, notwithstanding that any such amounts may be paid by the Company on or prior to the Closing Date.  Notwithstanding anything to the contrary set forth in this Agreement, including, but not limited to, Section 6.10, the Incentive Stay Bonuses, 2010 Accrued Vacation and those payments owing to Neil Donnenfeld pursuant to the Company Incentive Share Plan for Neil Donnenfeld, dated as of October 1, 2000, as amended, and Neil Donnenfeld’s severance letter agreement, dated as of June 7, 2010, as amended (but not including any long-term care insurance payments with respect to Neil Donnenfeld), each as may be due pursuant to certain contractual obligations of the Company entered into by the Company prior to the Closing Date, shall be economically borne by the Shareholders, notwithstanding that any such amounts may be paid by the Company on or prior to the Closing Date.  Purchaser acknowledges and agrees that the Shareholders shall be entitled, on the short period Tax Return for the period ending on the day of or before the Closing Date, to the benefit of any income tax deductions arising in connection with any of the payments and obligations referenced in Section 8.1(b)(iii) and that if any of the Tax laws require that such payments be made at or prior to the Closing in order to enable the Shareholders to achieve such benefit, then such payments shall not be taken into account in, and shall not reduce the amount of the current assets that is used for purposes of, determining Working Capital.

ARTICLE IX
INDEMNITY

9.1.           Survival.  All representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing, but only to the extent specifically set forth below.  The representations and warranties of each of the parties hereto contained in Article IV of this Agreement shall survive the Closing for fifteen (15) months after the Closing Date; provided, however, that representations and warranties set forth in Section 4.14 (Employee and Benefit Matters) and Section 4.17 (Tax Liabilities) will survive until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereof), and representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.7(a), 4.19 and 4.26 (the “Fundamental Representations”) shall survive indefinately.  Any claim for indemnification under this Article IX with respect to any representations and warranties contained herein must be asserted during the survival period applicable thereto, if any.  In the event notice of any claim for indemnification is given in good faith within the applicable survival period, an indemnifying Party’s obligations with respect to such indemnification claim shall survive until such time as such claim is finally resolved, subject to Section 9.6.

9.2.           Shareholder Indemnity.  Subject to the limitations set forth herein, the Shareholders, jointly and severally, agree to indemnify and save harmless the Purchaser and its Affiliates and its officers, directors and representatives (collectively, "Purchaser Indemnified Parties") from all Losses suffered or incurred by the Purchaser Indemnified Parties as a result of or arising out of or in connection with:

(i)	any breach of or any inaccuracy of any representation or warranty contained in Article IV of this Agreement or in any certificate delivered by the Trust, Company or a Shareholder pursuant hereto;

(ii)
any breach or non-performance by the Trust, a Shareholder or the Company of any covenant to be performed by him, her or it which is contained in this Agreement or in any certificate delivered by the Trust, Company or a Shareholder pursuant hereto;

(iii)
any liability of any AVR Entity for any Tax, or any Claims asserted against any of the Purchaser Indemnified Parties for any Tax of any AVR Entity, with respect to any taxable year or period ending on or before the Closing Date, and with respect to any taxable year or period beginning before and ending after the Closing Date, then with respect to the portion of such taxable year or period ending on the Closing Date; and

(iv)	any liability for any Indebtedness.

9.3.           Limited Claims.  Subject to the further provisions of this Article IX, (1) the Shareholders will have no liability under Sections 9.2(i) and (ii) unless and until the aggregate amount of all claims for Losses under Sections 9.2(i) and (ii) exceeds Two Hundred Sixty Thousand Dollars ($260,000) (the “Deductible Amount”), at which time Shareholder will be liable for all claims for Losses under Sections 9.2(i) and (ii), but only to the extent that they exceed the Deductible Amount, and (2) the maximum aggregate liability of the Shareholders for claims of Losses under Sections 9.2(i) and (ii), will not exceed, in the aggregate, Two Million Six Hundred Thousand Dollars ($2,600,000) (the “General Cap”).

9.4.           Other Claims.  Notwithstanding the foregoing, neither the Deductible nor the General Cap shall apply to Losses (and claims thereof) (i) under Section 9.2(iii), Section 9.2(iv); (ii) relating to any breaches of Section 4.14 (Employee and Benefit Matters) and Section 4.17 (Tax Liabilities), Section 6.10 (Tax Matters) and Fundamental Representations; or (iii) arising from a Party’s fraud; which such Losses (and claims thereof) described in this Section 9.4 (i), (ii) and (iii) shall be limited, in the aggregate, to the Purchase Price (the “Exceptions Cap”).

9.5.           Purchaser Indemnity.   Purchaser hereby agrees to indemnify and to promptly defend and hold harmless each Shareholder and its Affiliates and its officers, directors, trustees and representatives  (collectively, "Seller Indemnified Parties") from and against any and all Losses suffered or incurred by the Seller Indemnified Parties as a result of or arising out of or in connection with:

(i)	any breach of any representation or warranty made by Purchaser in this Agreement or any certificate or instrument delivered pursuant hereto;

(ii)
any breach or non-performance by the Purchaser of any covenant or agreement contained in this Agreement or any certificate or instrument delivered pursuant hereto, including, without limitation, Purchaser’s failure to satisfy fully and promptly all of its payment obligations to Shareholders for all amounts owing under Section 6.10; and

(iii)
any liability of the Purchaser or any AVR Entity for any Tax, or any Claims asserted against any of the Seller Indemnified Parties for any Tax of the Purchaser or any AVR Entity, with respect to any taxable year or period that begins after the Closing Date, and with respect to any taxable year or period beginning before and ending after the Closing Date, then with respect to the portion of such taxable year or period beginning after the Closing Date.

9.6.           Defense of Claims.  If a claim for Losses (a “Claim”) is to be made by a Party entitled to indemnification hereunder against the indemnifying Party, the Party claiming such indemnification will give written notice (a “Claim Notice”) to the indemnifying Party as soon as practicable after the Party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Article IX.  If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity under this Agreement, written notice of such will be given to the indemnifying Party as promptly as practicable (and in any event within 15 days after the service of the citation or summons).  The failure of any indemnified Party to give timely notice under this Agreement will not affect its rights to indemnification under this Agreement, except to the extent that the indemnifying Party demonstrates actual damage caused by such failure.  After such notice, the indemnifying Party will be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its choice that are reasonably acceptable to the indemnified Party to handle and defend the same (unless the named parties to such action or proceeding include both the indemnifying Party and the indemnified Party and the indemnified Party has been advised in writing by competent counsel that there may be one or more legal defenses available to such indemnified Party that are different from those available to, and adverse to the interests of, the indemnifying Party, in which event the indemnified Party will be entitled at the indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing) and (iii) to compromise or settle such claim, which compromise or settlement will be made only with the written consent of the indemnified Party, such consent not to be unreasonably withheld.  If the indemnifying Party fails to assume the defense of such claim within 30 days after receipt of the Claim Notice, the indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying Party) have the right to undertake, at the indemnifying Party’s cost and expense (but only to the extent that the indemnification claim is undisputed or ultimately maintained), the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying Party; provided, however, that such Claim will not be compromised or settled without the written consent of the indemnifying Party, which consent will not be unreasonably withheld.  In the event the indemnified Party assumes the defense of the claim, the indemnified Party will keep the indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The indemnified Party shall subrogate all indemnified Claims to the indemnifying Party upon payment of any indemnified amounts.

9.7.           No Company Contribution.  Notwithstanding anything to the contrary contained in this Agreement, no Shareholder shall have any right of contribution, indemnification or similar right (whether at common law, by statute, or otherwise) from or against the Company with respect to any Claim arising pursuant to Section 9.2, and effective as of the Closing, the Shareholders hereby waive and release the Company, the Purchaser and their Affiliates from any such right of contribution, indemnification or similar right with respect to any Claim arising pursuant to Section 9.2.

9.8.           Limitations on Indemnification.  Notwithstanding anything in this Agreement to the contrary:

(a)           Exclusive Remedy.  The right to indemnification under this Article IX shall be the exclusive remedy of any Party in connection with this Agreement or any of the additional documents and agreements being delivered herewith at the Closing, provided, however, that nothing in this Section 9.8 shall limit a party’s right (i) to seek equitable relief in connection with the non-performance of any agreement or covenant contained in this Agreement and (ii) to bring an action for fraud, regardless of whether such fraud also included a breach of any agreement, covenant, representation or warranty.

(b)           Calculation of Losses.  The amount of any Losses for which indemnification is provided to an indemnified Party under this Article IX shall be net of any tax benefit realized to such indemnified Party based on a calculation of the tax liability of such indemnified Party with and without such Loss, and net of any amounts recoverable by such indemnified Party under policies of insurance, with respect to such Losses.  The amount of Losses for which indemnification is provided to an indemnified Party under this Article IX shall be “grossed-up” so that after the payment of applicable Taxes on such amount by the indemnified Party, the net amount actually received by the indemnified Party equals the full amount of the Losses net of the amounts indicated above.

(c)           Consequential and Punitive Damages.  Notwithstanding anything to the contrary contained in this Agreement, Losses shall not include, and no Party shall be liable for, any incidental, consequential, punitive, exemplary or special damages, except in connection with (i) any claim, suit, action or proceeding brought by a third party, or (ii) the imposition of any penalty or assessment by a third party, in either case in respect of which indemnity is available under this Article IX.

9.9.           Purchase Price Adjustments.  For all Tax purposes, to the fullest extent permitted by applicable Law, all indemnification payments under this Article IX shall be treated by the Parties as adjustments to the Purchase Price to the extent permitted by applicable law.

9.10.           Retention of Purchase Price.  The Shareholders covenant and agree that during the period extending from the Closing Date through the date that is 24 months following the Closing Date, each Shareholder shall retain in its bank or brokerage account an amount such that when combined with the amounts retained by all of the other Shareholders in their respective accounts, the aggregate amount retained by all of the Shareholders collectively shall equal no less than Three Million Six Hundred Thousand Dollars ($3,600,000).

ARTICLE X
MISCELLANEOUS

10.1.           Entire Agreement.  This Agreement, together with its schedules and exhibits, the Confidentiality Agreement, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any other party, or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

10.2.           Amendment and Waiver.  This Agreement may be amended only by an instrument in writing signed by all of the parties hereto.  At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.3.           Assignment.  No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and permitted assigns.

10.4.           Waivers.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement.  No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

10.5.           Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.  Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts for the purpose of any Action arising out of or relating to this Agreement.  Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 10.12 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.6.           Performance.  The rights and remedies of the parties hereto shall be cumulative.  The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm.  Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach and without the necessity of posting a bond.

10.7.           Sellers’ Representative.

(a)           Each Shareholder irrevocably appoints the Sellers’ Representative as such Party’s representative, attorney and agent, with full power of substitution to act in the name, place and stead of such Party to act on behalf of such Party after the date hereof in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate, including, without limitation, the power:

(i)           to give and receive all notices and communications to be given or received under this Agreement and the other agreements referenced herein and to receive service of process in connection with any claims under this Agreement and the other agreements referenced herein, including service of process in connection with arbitration;

(ii)           to consent to, compromise or settle any and all claims arising under this Agreement and to conduct negotiations with the Purchaser and its representatives regarding such claims;

(iii)           to perform obligations under this Agreement on behalf of itself and the other Shareholders and/or the Trust;

(iv)           to engage counsel, accountants or other representatives for and on behalf of itself and the other Shareholders and/or the Trust in connection with the foregoing matters; and

(v)           to take all actions which under this Agreement may be taken by the Shareholders and to do or refrain from doing any further act or deed on behalf of the Shareholders which the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Shareholders could do if personally present.

(b)           The Sellers’ Representative will not be liable to the Shareholders and/or the Trust for any act taken or omitted by it as permitted under this Agreement, except if taken or omitted in bad faith or by willful misconduct.  The Sellers’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c)           The Shareholders agree, severally but not jointly, to indemnify the Sellers’ Representative for, and to hold the Sellers’ Representative harmless against, any loss, liability or expense incurred, without willful misconduct or bad faith, on the part of the Sellers’ Representative, arising out of or in connection with the Sellers’ Representative carrying out its duties under this Agreement, including costs and expenses of successfully defending the Sellers’ Representative against any claim of liability with respect thereto.  The Sellers’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it in good faith and in accordance with the opinion of such counsel.

(d)           The Sellers’ Representative hereby accepts and agrees to its appointment as the Sellers’ Representative.

(e)           The Shareholders shall have the right to replace the Sellers’ Representative at any time upon notice thereof to the Purchaser.

10.8.           No Third-Party Beneficiary.  No provision of this Agreement, shall create any third-party beneficiary rights in any person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of any AVR Entity, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any AVR Plan, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any AVR Plan, including the currently existing AVR Plans.

10.9.           [RESERVED]

10.10.           Interpretation.  The schedules and exhibits attached hereto are an integral part of this Agreement.  All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits.  When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.  Certain sections of the Disclosure Schedule contain disclosures which include more information than is required by the Sections of the Agreement to which such sections relate and such additional disclosure shall not be deemed to mean that such information is required by such related Sections of the Agreement (the fact that a Section of the Agreement calls for a listing of material agreements does not necessarily mean that such agreement listed on the related Section of the Disclosure Schedule is material).  Headings have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections of the Disclosure Schedule as set forth in this Agreement.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedy.

10.11.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

10.12.           Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Shareholders:                 c/o Tarlow, Breed, Hart & Rodgers, P.C.
101 Huntington Avenue
Prudential Center
Boston, MA 02199
Attention:  Jeffrey L. Hart, Esq., as Sellers’ Representative

With copies to:                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA  02111
Attention:  Bram Shapiro, Esq.

If to the Purchaser:                     Akorn, Inc.
1925 West Field Court
Lake Forest, IL 60045
Attention:  General Counsel

With copies to:                           Bryan Cave LLP
161 North Clark Street, Suite 4300
Chicago, IL  60601
Attention:  Donald E. Figliulo, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, or (c) in the case of mailing, on the fourth Business Day following the date on which the piece of mail containing such communication was posted.

10.13.           Representation by Counsel.  Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion.  Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

10.14.           Construction.  The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.15.           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.16.           Capacity.  Notwithstanding any other provision of this Agreement or a Related Agreement to the contrary, it is understood and agreed by all of the Parties hereto that each of the trustees that is executing this Agreement or any of the Related Agreements on behalf of a Shareholder or the Trust is executing such document solely in his/her capacity as a trustee and not individually and that such signatory shall have no personal liability hereunder or thereunder by virtue of his/her execution of this Agreement or any Related Agreement.  The Purchaser and the AVR Entities, on behalf of themselves and their successors and assigns, covenant not to sue any of the trustees, in their individual capacity, to the extent that such trustee is executing this Agreement or any of the Related Agreements on behalf of a Shareholder or the Trust.

10.17.           Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.  Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

10.18.           Attorney-Client Privilege.  Purchaser agrees that the Company’s and each of the other AVR Entities’ attorney-client privilege and attorney work-product directly involving any proposed sale of the Company (the “Transaction”) (but not ordinary course business matters of the AVR Entities not directly involving the Transaction) shall be transferred to, and controlled by, the Shareholders, following the Closing.  As a result, Purchaser agrees that the foregoing attorney-client and work product privileges shall not be controlled or owned by Purchaser or any of the AVR Entities upon consummation of the Closing.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Share Purchase Agreement by their duly authorized representatives as an instrument under seal as of the date first written above.

PURCHASER:

AKORN, INC.

By: ________________________
Name: ________________________
Title: ________________________

TRUST:

AVR BUSINESS TRUST

By: ________________________
Name: ________________________
Title: Trustee

COMPANY:

ADVANCED VISION RESEARCH, INC.

By: ________________________
Name: ________________________
Title: ________________________

AVP:

ADVANCED VISION PHARMACEUTICALS, LLC

By: ________________________
Name: ________________________
Title: ________________________

SHAREHOLDERS:

Class A Shareholders:

THE ELISABETH N. GILBARD 2010 GRANTOR RETAINED ANNUITY TRUST

By: ________________________
Name: Elisabeth N. Gilbard
Title: Trustee

THE JEFFREY P. GILBARD 2002 FAMILY TRUST – RESIDUE TRUST,

By: ________________________
Name: Elisabeth N. Gilbard
Title: Trustee

By: ________________________
Name: Jeffrey P. Hart
Title: Trustee

By: ________________________
Name: Steven Rodman
Title: Trustee

THE JEFFREY P. GILBARD 2002 FAMILY TRUST – MASS QTIP TRUST,

By: ________________________
Name: Elisabeth N. Gilbard
Title: Trustee

By: ________________________
Name: Jeffrey P. Hart
Title: Trustee

By: ________________________
Name: Steven Rodman
Title: Trustee

THE JEFFREY P. GILBARD 2002 FAMILY TRUST – MASS QTIP TRUST NON-EXEMPT

By: ________________________
Name: Elisabeth N. Gilbard
Title: Trustee

By: ________________________
Name: Jeffrey P. Hart
Title: Trustee

By: ________________________
Name: Steven Rodman
Title: Trustee

THE JEFFREY P. GILBARD 2002 FAMILY TRUST – FEDERAL MARITAL TRUST

By: ________________________
Name: Elisabeth N. Gilbard
Title: Trustee

By: ________________________
Name: Jeffrey P. Hart
Title: Trustee

By: ________________________
Name: Steven Rodman
Title: Trustee

Class B Shareholders:

THE ELISABETH N. GILBARD 2010 GRANTOR RETAINED ANNUITY TRUST

By: ________________________
Name: Elisabeth N. Gilbard
Title: Trustee

THE JEFFREY P. GILBARD 1998 IRREVOCABLE TRUST

By: ________________________
Name: Elisabeth N. Gilbard
Title: Trustee

By: ________________________
Name: Jeffrey P. Hart
Title: Trustee

By: ________________________
Name: Steven Rodman
Title: Trustee